VESTIN REALTY MORTGAGE II, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 9, 2017.

TO THE STOCKHOLDERS OF VESTIN REALTY MORTGAGE II, INC:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Vestin Realty Mortgage II, Inc., a Maryland corporation (the "Company"), will be held on March 9, 2017, at 10:00 a.m. Eastern Time at Venable LLP, 750 E. Pratt Street, Suite 900, Baltimore, Maryland 21202, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.
To approve an amendment to the Company's Articles of Incorporation ("Charter") effecting a 1-for-1,000 reverse stock split of the common stock, par value $0.0001 per share, of the Company (the "Common Stock") which would result in (i) holdings prior to such split of fewer than 1,000 shares of Common Stock being converted into a fractional share, which will then be immediately cancelled and converted into a right to receive cash consideration described in the attached Proxy Statement, and (ii) the Company having fewer than 300 stockholders of record, allowing the Company to deregister its Common Stock under the Securities Exchange Act of 1934, as amended, and avoid the costs associated with being a public reporting company;

2.	To elect one director to serve until the 2019 Annual Meeting of Stockholders and until a successor is duly elected and qualify; and
3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
The proposals to be voted upon at the Annual Meeting are more fully described in the Proxy Statement accompanying this Notice. The Company's Board of Directors has fixed the close of business on January 17, 2017, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.  Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you plan to attend, please authorize your proxy by one of the methods described in the accompanying Proxy Statement.  Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be voted to assure that all of your shares will be voted.  You may revoke your proxy at any time prior to the Annual Meeting.  If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote in person at the Annual Meeting will be counted.

NEITHER THE REVERSE STOCK SPLIT NOR ANY OF THE OTHER PROPOSED ACTIONS HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

WE HAVE ELECTED TO PROVIDE ACCESS TO OUR PROXY MATERIALS OVER THE INTERNET UNDER THE SECURITIES AND EXCHANGE COMMISSION'S RULES.  BY PROVIDING THE INFORMATION YOU NEED THROUGH THE INTERNET, WE WILL LOWER THE OVERALL COSTS OF THE DELIVERY OF PROXY MATERIALS FOR THE ANNUAL MEETING.  AS A RESULT, WE ARE MAILING TO OUR STOCKHOLDERS A NOTICE INSTEAD OF A PAPER COPY OF THIS PROXY STATEMENT, PROXY CARD, OUR 2015 ANNUAL REPORT AND OUR QUARTERLY REPORT FOR SEPTEMBER 30,  2016 .  THE NOTICE CONTAINS INSTRUCTIONS ABOUT HOW TO OBTAIN A PAPER COPY OF OUR ANNUAL REPORT AND PROXY MATERIALS.  PLEASE READ THE PROXY STATEMENT AND PROXY CARD CAREFULLY AND DETERMINE THE METHOD YOU WILL USE TO VOTE.

By Order of the Board of Directors,
/s/Michael V. Shustek
Secretary, Chairman of the Board, President and Chief Executive Officer
Las Vegas, Nevada
January 27, 2017

TABLE OF CONTENTS

VESTIN REALTY MORTGAGE II, INC.
8880 W Sunset Road, Suite 200
Las Vegas, Nevada 89148
(702) 227-0965

PROXY STATEMENT FOR
 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 9, 2017

The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Vestin Realty Mortgage II, Inc., a Maryland corporation (the "Company"), for exercise at our Annual Meeting of Stockholders to be held on March 9, 2017, at 10:00 a.m. Eastern Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  The 2016 Annual Meeting will be held at Venable LLP, 750 E. Pratt Street, Suite 900, Baltimore, Maryland 21202.  In this Proxy Statement "we," "us," or "our" refer to the Company.

Please authorize a proxy to vote your shares of common stock by one of the methods described in this Proxy Statement.  This Proxy Statement has information about the 2016 Annual Meeting and was prepared by Vestin Mortgage, LLC ("Vestin Mortgage" or our "Manager"), the sole manager of the Company, for our Board.  This Proxy Statement, the accompanying proxy card and other proxy material are first being made available to you on or about January 27, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

We are furnishing our proxy materials to our stockholders over the Internet in accordance with the Securities and Exchange Commission ("SEC") rules.  The proxy materials include a Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy card and the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and the Company's quarterly report on form 10Q for the quarter ending September 30, 2016.  The proxy materials will be available on the Internet at www.proxyvote.com  (stockholders will need to enter their control number reflected on the notice regarding the internet availability of proxy materials that they receive).  Stockholders will not receive printed copies of the proxy materials unless they request written copies of such materials.  A Notice of Internet Availability of Proxy Materials (the "Notice") is being mailed to each of our stockholders of record as of the Record Date (as defined below) with instructions on how to access and review the proxy materials on the Internet, how to authorize a proxy through the Internet or through the mail as well as how to request printed copies of the proxy materials.

GENERAL INFORMATION ABOUT VOTING

Who can attend the meeting?

Attendance at the 2016 Annual Meeting is limited to the Company's stockholders.  Registration will begin at 9:30 a.m. and each stockholder may be asked to present valid picture identification such as a driver's license or passport.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares at the close of business on January 17, 2017, the record date for determination of stockholders entitled to notice of and to vote at the 2016 Annual Meeting (the "Record Date"), approximately 2,337,425 shares of our common stock, par value $0.0001 per share, were issued and outstanding.  Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the Record Date.

Holders of common stock will vote at the 2016 Annual Meeting as a single class on all matters.

What items of business are scheduled to be voted on at the 2016 Annual Meeting?

The items of business to be voted on at the 2016 Annual Meeting are:

1.
To approve an amendment to the Company's Articles of Incorporation ("Charter") effecting a 1-for-1,000 reverse stock split (the "Reverse Stock Split") of the common stock, par value $0.0001 per share, of the Company (the "Common Stock") which would result in (i) holdings prior to such split of fewer than 1,000 shares of Common Stock being converted into a fractional share, which will then be immediately cancelled and converted into a right to receive cash consideration described in the attached Proxy Statement, and (ii) the Company having fewer than 300 stockholders of record, allowing the Company to deregister its Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act"), and avoid the costs associated with being a public reporting company ("Proposal No. 1");

2.	To elect one director to serve until the 2019 Annual Meeting of Stockholders and until a successor is duly elected and qualify ("Proposal No. 2"); and
3.	To transact such other business as may properly come before the meeting or any postponement or adjournment.

Each proposal is discussed in more detail in the pages that follow.

What are the purpose and reasons for the Reverse Stock Split?

The Board has decided that the costs of being a SEC reporting company outweigh the benefits and, thus, it is no longer in the best interests of the Company or of our shareholders, including our unaffiliated shareholders, for us to remain an SEC reporting company. The Reverse Stock Split will enable us to terminate the registration of our Common Stock under the Exchange Act, if, after the Reverse Stock Split, there are fewer than 300 record holders of our Stock and we make the necessary filings with the SEC. Our reasons for proposing the Reverse Stock Split include the following:

•
Annual cost savings we expect to realize as a result of the termination of the registration of our Common Stock under the Exchange Act, including accounting, legal, printing and other miscellaneous costs associated with being a public reporting company, which we estimate will be approximately $160,000 per year, which does not include estimated executive and administrative time incurred in complying with public company requirements.

•
The absence of many of the benefits to the Company and its shareholders that are associated with being a public reporting company, particularly as reflected by the limited public trading volume, liquidity and analyst coverage of our Common Stock.

•
The proposed Reverse Stock Split is expected to free management and staff time to focus on long-term business objectives as well as internal financial reporting and analytics to support those objectives.

•
The ability of shareholders holding fewer than 1,000 shares of our Common Stock to liquidate their shares of Common Stock and receive a price for such shares that we believe is fair (for the reasons set forth below under "Special Factors - Fairness of the Reverse Stock Split"), without incurring brokerage commissions.

See "Special Factors—Proposal No. 1 Reverse Stock Split."

How does the Board recommend that I vote on the proposals?

The Board has unanimously recommended that stockholders of the Company vote their shares of Common Stock to approve the Reverse Stock Split under Proposal No. 1 and to elect the Company's nominee for director under Proposal No. 2.

What votes are required to approve the proposals?

The affirmative vote from holders of a majority of the outstanding shares of Common Stock as of the Record Date is required for the approval of the Reverse Stock Split under Proposal No. 1.

The vote of a plurality of all the votes cast is required for the election of the director under Proposal No. 2.  You may not cumulate votes in the election of a director under Proposal No. 2.

Assuming a quorum is present, (i) in each case where a majority of votes entitled to be cast is required to approve a proposal (including under Proposal No. 1), abstentions and broker non-votes will have the same effect as votes against the proposal, and (ii) in each case where a plurality of votes cast is required to approve a proposal (including under Proposal No. 2), abstentions and broker non-votes will not be counted as votes cast and will not influence the outcome of votes.

What if other matters come up at the 2016 Annual Meeting?

The matters described in this Proxy Statement are the only matters that we know will be voted on at the 2016 Annual Meeting.  If other matters are properly presented at the 2016 Annual Meeting, the proxy holders will vote your shares in their own discretion.

How may I vote if I am a stockholder of record and hold shares in my own name as of the record date?

You may access the proxy materials at www.proxyvote.com with your control number.

How may I obtain a paper copy of the proxy materials?

The Notice includes instructions about how to obtain a paper or email copy of the proxy materials at no charge.

How do I authorize a proxy to vote my shares?

You may vote by proxy or in person at the Annual Meeting.  To vote by proxy, you may use one of the following methods if you held your stock of record in your own name as of the Record Date:

•
Internet voting:  You may authorize a proxy to vote by Internet by following the instructions on the Notice that you receive.  If you wish to authorize a proxy to vote your shares on the Internet, you will need your "Stockholder Control Number" (which can be found on the Notice you receive).

•	Phone Voting: You may vote by phone by calling 1-800-690-6903 and following the instructions. You will need your control number to vote by phone
•
Mail: You can authorize a proxy to vote by mail by requesting a paper copy of the materials, which will include a proxy card, pursuant to the instructions provided in the Notice.  If you request a paper copy of the proxy materials, you may authorize a proxy to vote by completing the proxy card and returning it in the envelope that will be included with the proxy materials.

What do I do if my shares are held in "street name"?

If your shares are held on your behalf by a broker, bank or other nominee (that is in "street name"), you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the Annual Meeting. If your shares are held in "street name" and you plan to vote your shares in person at the Annual Meeting, you should contact your broker, bank or other nominee to obtain a legal proxy or other evidence from your broker, bank or other nominee giving you the right to vote the shares and bring it to the Annual Meeting in order to vote.

May I change my vote after I return my proxy card?

Yes.  You can change your vote at any time before the vote on a proposal either by authorizing a new later dated proxy on the Internet or by filing with Michael V. Shustek, our Chief Executive Officer, at our principal executive offices at 8880 W Sunset Road, Suite 200, Las Vegas, Nevada 89148, a written notice revoking your proxy or by signing, dating and returning to us a new proxy card before the meeting.

We will honor the proxy submitted with the latest date.  If you hold your shares in "street name," you must follow your broker, banker or other nominee's instructions to change your vote. You may also revoke your proxy by attending the 2016 Annual Meeting and voting in person.

May I vote in person at the 2016 Annual Meeting rather than by authorizing a proxy?

We encourage you to vote by proxy, however, you are certainly welcome to attend the 2016 Annual Meeting and vote your shares in person.  If you hold your shares in "street name," you must follow your broker, banker or other nominee's instructions to obtain a legal proxy or other evidence from your broker, bank or other nominee giving you the right to vote the shares.

How are votes counted?

All votes will be tabulated by the inspector of elections appointed for the 2016 Annual Meeting, who will separately tabulate affirmative votes, withheld or negative votes and abstentions.  Abstentions are counted as present for purposes of determining whether there is a quorum for the transaction of business.  Abstentions and withheld votes will not be counted as votes cast.

If your shares are held in the name of a broker, bank, or other nominee, and you do not direct the broker, bank, or other nominee how to vote your shares, the nominee is entitled to vote them in its discretion on "routine" matters only. None of the proposals at the 2016 Annual Meeting constitutes a "routine matter." Therefore, if your shares are held in the name of a broker, bank, or other nominee, and you do not direct the broker, bank, or other nominee how to vote your shares on any of the proposals at the 2016 Annual Meeting, the nominee cannot vote the shares on that proposal. This is called a broker non-vote and will not be counted as a vote cast, but will be counted as present for quorum purposes.

The presence, in person or by proxy, of holders of a majority of shares of Common Stock entitled to cast votes at the meeting will constitute a quorum. As of the Record Date, there were approximately 2,337,425 shares of the Common Stock outstanding. If you authorize a proxy on the Internet or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

Who pays for this proxy solicitation?

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of the Notice, the Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders.  The Company will use the services of Broadridge Financial Solutions, Inc. ("Broadridge"), in connection with this proxy solicitation. The estimated fees paid by the Company to Broadridge will be approximately $10,000.

Copies of solicitation materials will be furnished to brokers, banks, or other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  The original solicitation of proxies by internet may be supplemented by a solicitation by telephone, mail or other means by directors, officers or employees of the Company or of Vestin Mortgage.  No additional compensation will be paid to these individuals or to Vestin Mortgage for any such services.  Except as described above, the Company does not presently intend to solicit proxies other than by Internet and through the use of direct solicitation by mail and/or telephone.

HOUSEHOLDING

Pursuant to an SEC approved procedure called "householding," multiple stockholders who share the same address will receive a single Notice of Meeting and Internet Availability of Proxy Material at that address unless they provide contrary instructions.  Any such stockholder who wishes to receive a separate Notice of Meeting and Internet Availability of Proxy Material now or in the future may write or call the Company at Vestin Realty Mortgage II, Inc., 8880 W Sunset Road, Suite 200, Las Vegas, Nevada 89148, telephone: (702) 227-0965.

The Company will promptly, upon written or oral request, deliver a separate copy of the Notice of Meeting and Internet Availability of Proxy Material to any stockholder at a shared address to which only a single copy was delivered.  Similarly, stockholders sharing the same address who have received multiple copies of the Notice of Meeting and Internet Availability of Proxy Materials may contact the Company at the above address and phone number to request delivery of a single copy in the future.  Stockholders who hold shares beneficially in street name may contact their broker to request information about householding.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented at our 2017 Annual Meeting and included in our proxy materials relating to the 2017 Annual Meeting must be received by our Corporate Secretary at Vestin Realty Mortgage II, Inc., 8880 W. Sunset Road, Suite 200, Las Vegas, Nevada 89148, no later than September 19, 2017. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement and form of proxy for the 2017 Annual Meeting.

If a stockholder wishes to present a proposal that is not intended to be included in our Proxy Statement relating to the 2017 Annual Meeting, or to nominate a candidate for election to our 2017 Annual Meeting, the stockholder must give advance notice to us prior to the deadline for proposals and nominations for the Annual Meeting determined in accordance with our Bylaws.  In order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary in accordance with our Bylaws as then in effect. Under our Bylaws, as currently in effect, a proposal for business or nominee for election must be submitted not earlier than the 150th day and not later than 5:00 P.M. Pacific Time on the 120th day prior to the first anniversary of the date of this Proxy Statement, or between August 20, 2017 and 5:00 P.M. Pacific Time on September 19, 2017, and must contain the information required by our Bylaws.  However, in the event that the 2017 Annual Meeting is called for a date which is more than 30 days before or after the first anniversary of the date of the 2016 Annual Meeting, stockholder proposals intended for presentation at the 2017 Annual Meeting must be received by our Corporate Secretary no earlier than 150 days before the date of such annual meeting and no later than 5:00 P.M. Pacific Time on the later of 120 days before the date of the 2017 Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  You may obtain a copy of our Bylaws by sending a written request addressed to the Corporate Secretary at the address set forth in the preceding paragraph.

SUMMARY OF TERMS OF REVERSE STOCK SPLIT

The following summary term sheet about Proposal No. 1 emphasizes certain material details of the proposed transaction. In addition to reviewing this Summary Term Sheet, we strongly encourage you to read the more detailed description of the proposed transaction provided in this proxy statement. The date on which the Reverse Stock Split takes effect is referred to herein as the "Effective Date."

Reverse Stock Split
The Board has unanimously approved the Reverse Stock Split in order to reduce the Company's number of stockholders of record to fewer than 300 holders. If approved at the Annual Meeting, stockholders who own fewer than 1,000 shares of Common Stock on the Effective Date will no longer be stockholders of the Company ("Cashed Out Stockholders"). Stockholders holding more than 1,000 shares on the Effective Date will remain stockholders of the Company after the Reverse Stock Split ("Continuing Stockholders"), but will receive payment for any fractional shares that would result from the Reverse Stock Split. The shares we purchase will be cancelled. The See "Special Factors—Proposal No. 1 Reverse Stock Split."

If approved at the Annual Meeting, the Company will effectuate the Reverse Stock Split by filing an amendment to the Charter in substantially the form attached hereto as Appendix A with the Maryland State Department of Assessments and Taxation of Maryland.  See Appendix A.

Payment for Fractional Shares
Stockholders with fewer than 1,000 shares will receive a cash payment (without interest or deduction) for their fractional shares (such payment, the "Cash-Out Payment").  The Cash-Out Payment will be equal to the fraction to which the stockholder would otherwise be entitled multiplied by $2.70, which is the average per-share closing price of the Common Stock on NASDAQ for the ten consecutive trading days ending on the last trading day prior to September 15, 2016. September 15, 2016 is the date of the first public disclosure of the Reverse Stock Split proposal in the form of the initial filing of this proxy statement with the SEC.

Notwithstanding the foregoing, if the average per-share closing price of the Common Stock on NASDAQ for the ten (10) consecutive trading days ending on the last trading day prior to the Effective Date (such price, the "Closing Trading Price") is greater than $2.70, then the Cash-Out Payment will be equal to the fraction to which the stockholder would otherwise be entitled multiplied by the Closing Trading Price.

Stockholder Approval
Approval of the Reverse Stock Split will require the affirmative vote from holders of a majority of the outstanding shares of Common Stock as of the Record Date.  The Company's directors and executive officers, as a group, own approximately 21.5% of the outstanding shares of Common Stock.  See "Security Ownership of Certain Beneficial Owner" for more information. The transaction does not require the approval of a majority of the unaffiliated stockholders. See "Special Factors—Proposal No. 1 The Reverse Stock Split."

Purpose of Transaction
The Reverse Stock Split represents the first step in the Company's plan to terminate its public reporting obligations under the Exchange Act by reducing the number of its stockholders of record to fewer than 300 holders, and deregistering its class of Common Stock from under the Exchange Act. See "Purposes of the Reverse Stock Split," "Advantages of the Reverse Stock Split," "Disadvantages of the Reverse Stock Split" and "Alternatives Considered."

Reasons for Transaction
The Board believes that the significant costs and heightened disclosure obligations associated with being a public reporting company, and the limited trading market and analyst coverage for the Common Stock outweigh the perceived benefits of being a public reporting company. See "Purposes of the Reverse Stock Split," "Advantages of the Reverse Stock Split," "Disadvantages of the Reverse Stock Split" and "Alternatives Considered."

Effects of Reverse Stock Split on Affiliates
The transaction would not differentiate among stockholders on the basis of affiliate status. The sole determining factor in whether a stockholder will become a Cashed Out Stockholder or a Continuing Stockholder as a result of the Reverse Stock Split is the number of shares held by such stockholder immediately before the effective time of the Reverse Stock Split as no fractional shares will be issued. As of September 30, 2016, approximately 513,276 shares of our Common Stock, or approximately 21.5% of the issued and outstanding shares of Common Stock on such date, were held, directly or indirectly, by Mr. Shustek, our chief executive officer and chairperson of the board. Upon the effectiveness of the Reverse Stock Split, the aggregate number of shares of our Common Stock owned directly or indirectly by Mr. Shustek may increase to approximately 25.5% as a result of the reduction of the number of shares of our Common Stock outstanding.  No other director or officer of the Company owns any share of our Common Stock as of the date hereof.

Fairness of Transaction
The Board believes that the Cash-Out Payment, which is based on the market closing price of the Common Stock on NASDAQ, is fair to the Company's stockholders, including its unaffiliated stockholders, and unanimously recommends that stockholders vote to approve the Reverse Stock Split.   See "Fairness of the Reverse Stock Split."

Appraisal Rights
Stockholders who receive shares and/or cash in the Reverse Stock Split do not have appraisal rights under Maryland law.  The Board did not consider the presence or lack of appraisal rights to be a material factor in its consideration and approval of the Reverse Stock Split. See "Appraisal Rights."

Trading Market	As a result of the intended delisting, the Common Stock may be traded on the over-the-counter market and may be quoted on the Pink Sheets, although no assurances in this regard can be made.
Schedule 13E-3 Filing
The Reverse Stock Split is considered a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act, because it is intended to, and, if completed, will enable us to, terminate the registration of (or "deregister") our Common Stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports and other information with the SEC under Section 13(a) thereunder.

SPECIAL FACTORS – PROPOSAL NO. 1

REVERSE STOCK SPLIT

This section provides information concerning special factors relating to Proposal No. 1 and the proposed 1-for-1,000 Reverse Stock Split and related transactions including the cashing out of fractional shares following such split and subsequent anticipated SEC deregistration.

THE REVERSE STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Overview

The Board has unanimously adopted resolutions approving and recommending to the stockholders for their approval a reverse stock split of all of the outstanding shares of Common Stock, whereby each 1,000 shares would be combined, converted and changed into one share of Common Stock.  As described in greater detail below, the Reverse Stock Split is proposed to be effected to decrease the number of stockholders of record to a number less than 300 to, among other things, place the Company in a position to voluntarily delist the Common Stock from NASDAQ and voluntarily deregister from the reporting requirements of the Exchange Act.

Following the Reverse Stock Split, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the Reverse Stock Split ratio. Except for adjustments that may result from the treatment of fractional shares, each stockholder will hold the same percentage of the outstanding Common Stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. As described in greater detail below, as a result of the Reverse Stock Split, stockholders who hold less than 1,000 shares of Common Stock will no longer be stockholders of the Company on a post-split basis.

Board Deliberations

The Board, with input from senior management, regularly reviews and evaluates the Company's business, strategic plans and prospects.  As part of this regular assessment, from time to time, the Board has considered and deliberated the advantages and disadvantages of a potential deregistration transaction.  In connection with such assessment, the Board has considered the costs and expenses of remaining a public company, the limited trading in the Common Stock and the other considerations set forth under the sections "Advantages of the Reverse Stock Split" and "Disadvantages of the Reverse Stock Split," and has also considered other alternatives to the Reverse Stock Split, including those described under the section "Alternatives Considered."

Following such deliberations and after obtaining input from outside legal counsel with respect to the Reverse Stock Split and potential alternatives, at a meeting of the Board held on August 15, 2016, the Board unanimously approve taking all actions, including obtaining stockholder approval, to effectuate the Reverse Stock Split as soon as reasonably practicable.

After review and discussion, the Board determined that the proposed Reverse Stock Split is necessary for execution of the Company's business plan.  In addition, the Board determined that voluntarily delisting and deregistering is in the overall best interests of the Company after carefully considering several factors, including

•	the large costs of preparing and filing periodic reports with the SEC,
•	the increased outside accounting, audit, legal and other costs and expenses associated with being a public company,
•	the burdens placed on Company management to comply with reporting requirements, and
•	the low trading volume in the Common Stock,

all as further disclosed in the sections "Advantages of the Reverse Stock Split,"  "Disadvantages of the  Reverse Stock Split" and "Alternatives Considered."

As further disclosed under "Advantages of the Reverse Stock Split," the Board has concluded that the large costs of preparing and filing periodic reports with the SEC and the increased outside accounting, audit, legal and other costs and expenses associated with being a public company are outweigh by the perceived benefits of remaining a public company, particularly in light of the limited trading in the Common Stock. The Board also believes the Reverse Stock Split would free management and staff time to focus on long-term business objectives as well as internal financial reporting and analytics to support those objectives.  The Board also considered the fact that the Reverse Stock Split will provide an opportunity for Cashed Out Stockholders to sell their holdings without brokerage fees or commissions or other transaction costs at market price.

As further disclosed under "Disadvantages of the Reverse Stock Split," the Board also considered the requirement that stockholders owning less than 1,000 shares of record surrender their shares and accept the Cash-Out Payment as part of the Reverse Stock Split, thereby foregoing any opportunity to participate in any possible future increases in value of the Common Stock. The Board also considered the possible significant decline in value and liquidity of the Common Stock following the Reverse Stock Split. In particular, the Board noted that the Common Stock may suffer further illiquidity following the Reverse Stock Split as a result of the reduced number of shares of Common Stock and the significant increase in the per share price of Common Stock resulting from the Reverse Stock Split.  The decreased liquidity of the Common Stock, coupled with an absence of publicly available information, may further decrease the value of the shares owned by continuing stockholders.

As part of its assessment, the Board also noted that the share price of Vestin Realty Mortgage I, Inc. ("VRTA") common stock did not decrease significantly following its delisting from the NASDAQ.  On December 30, 2015, the last day of trading of VRTA common stock, the closing price of VRTA stock on NASDAQ was $1.75.  On January 11, 2016, the day after delisting, the closing price of VRTA stock on the Pink Sheets was $1.35.   On September 8, 2016, the closing price of VRTA stock on the Pink Sheets was $3.4399.  VRTA has a similar investment strategy with the Company and is managed by the same advisor.  The Board recognized, however, that the historical performance of VRTA stock price cannot be used to predict the future stock performance of the Common Stock following the Reverse Stock Split, particularly given the differences in stock ownership, shares outstanding, share prices, and financial and operating performances of the Company and VRTA.  The Board thus continues to consider the potential decline in value of the Common Stock resulting from the Reverse Stock Split as a potential disadvantage resulting from the Reverse Stock Split.

Neither the Board nor management believes the Reverse Stock Split itself will be a change factor for better performance of the Company, but the Board believes the Reverse Stock Split is a vehicle the Company can use to reduce costs and redirected time resources resulting from regulatory and reporting compliance cessation post Reverse Stock Split; assuming the Company's shareholders of record are reduced below 300 and the Company is able to deregister with the SEC.

As further disclosed under "Alternatives Considered," the Board also considered issuer purchases and maintaining the status quo as alternatives, but concluded ultimately that the proposed Reverse Stock Split was the best method and was in the best interests of the Company and its stockholders.  As further disclosed under "Fairness of the Reverse Stock Split," the Board has further determined that the Reverse Stock Split is substantively and procedurally fair to the unaffiliated stockholders.

Purpose of the Reverse Stock Split

The Common Stock is currently listed on NASDAQ under the symbol "VRTB." Among other requirements, the listing maintenance standards established by NASDAQ require there be a minimum of 300 stockholders. In addition, the Exchange Act requires reporting requirement registration for companies with more than 300 stockholders.  Through the date of filing this proxy statement, there were approximately 1,744 stockholders of the Company. The Company estimates that if the Reverse Stock Split is approved and implemented, the approximate number of record shareholders is anticipated to be approximately 291.

The primary purpose of the Reverse Stock Split is to enable us to reduce the number of our stockholders of record to fewer than 300. This reduction in the number of our stockholders will allow:

•
Substantial cost savings of time and money derived from termination of the registration of our Common Stock under the Exchange Act and suspension of our duties to file periodic reports with the SEC and comply with Sarbanes-Oxley Act and other SEC requirements

•	Elimination of the administrative burden and expense of maintaining many small stockholders' accounts

•	Liquidation by small stockholders of their shares of our Common Stock at a market price, without having to pay brokerage commissions

If approved at the Annual Meeting, the Company will effectuate the Reverse Stock Split by filing an amendment to the Charter in substantially the form attached hereto as Appendix A with the Maryland State Department of Assessments and Taxation of Maryland.  See Appendix A.

Following the Reverse Stock Split, the Company expects to file a Form 25, Notification of Removal from Listing and/or registration under Section 12(b) of the Exchange Act with the SEC and NASDAQ. The Form 25 will become effective 10 days after it is filed. Upon its effectiveness, the Company anticipates that its Common Stock will be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities. The Company expects the Common Stock will continue to trade on the Pink Sheets, so long as market makers continue to make a market in the Common Stock. However, the Company can give no assurance that trading in its stock will continue on the Pink Sheets or on any other securities exchange or quotation medium.

Upon the effective date of the NASDAQ delisting, the Company intends to file a Form 15 to deregister its Common Stock with the SEC and become a non-reporting company under the Exchange Act. As of the date of the filing of the Form 15, the obligation of the Company to file reports under the Exchange Act, including Forms 10-K, 10-Q and 8-K, will be immediately suspended. The Company expects the deregistration of its Common Stock to become effective 90 days after filing the Form 15. The Company intends to continue to make certain information available to stockholders as required by applicable law.  In addition, although no longer required after deregistration, the Company intends to release financial results and issue press releases for the benefit of its shareholders.  There can be no assurance, however, that the Company will continue to provide such information in the future.

Principal Effects of the Reverse Stock Split

After the Effective Date, each stockholder will own a reduced number of shares of the Common Stock. However, the Company expects that the market price of the Common Stock immediately after the Reverse Stock Split will increase substantially above the market price of the Common Stock immediately prior to the Reverse Stock Split. The proposed Reverse Stock Split will be effected simultaneously for all of the Common Stock, and the ratio for the Reverse Stock Split will be the same for all of the Common Stock. The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder's percentage ownership interest in the Company (except to the extent that the Reverse Stock Split would result in any of the stockholders owning a fractional share as described below). Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed Reverse Stock Split (except to the extent that the Reverse Stock Split would result in any stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Stock Split would continue to hold approximately 2% of the voting power of the outstanding shares of Common Stock immediately after the Reverse Stock Split. The number of stockholders of record also will not be affected by the proposed Reverse Stock Split (except to the extent that the Reverse Stock Split would result in any stockholders owning only a fractional share as described below).

The Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will affect the registration of the Common Stock under the Exchange Act. If the proposed Reverse Stock Split is implemented, the Company will voluntarily delist the Common Stock from NASDAQ and voluntarily deregister from the reporting requirements of the Exchange Act.

 The respective rights, preferences or limitations of the Company's Common Stock will remain the same after the proposed Reverse Stock Split as before the split. For example, the rights of shareholders as voting, dividends, liquidation or other rights of the Company's Common Stock will remain the same and will not change as a result of the proposed Reverse Stock Split.  In addition, the Company has decided not to adjust the par value of its Common Stock in connection with the Reverse Stock Split.

The Company estimates that if the Reverse Stock Split is approved and implemented, the total number of shares of outstanding Common Stock in pre-split terms would be approximately 2,089,000 (a reduction of approximately 457,771 pre-split shares or 18.0% of the pre-split total shares outstanding), and the approximate number of record shareholders is anticipated to be approximately 291.

This would represent an anticipated reduction of approximately 1,453 pre-split record shareholders out of the approximately 1,744 shareholders of record as of the Record Date.  Based on the minimum Cash-Out Payment of $2.70 per share, the total anticipated cost of cashing out such estimated 457,771 shares pre-split would be approximately $1,240,000.  If the 10-day average market price ending on the last trading day prior to the Effective Date is greater than $2.70, then the actual cost will be based on such Closing Trading Price.  The Company plans to pay such anticipated cash-out cost from the Company's available cash resources.  The Company does not anticipate any material impact on the Company's financial statements if the Reverse Stock Split is approved and implemented.

Effects of the Reverse Stock Split on our Affiliates.

The transaction would not differentiate among stockholders on the basis of affiliate status. The sole determining factor in whether a stockholder will become a Cashed Out Stockholder or a Continuing Stockholder as a result of the Reverse Stock Split is the number of shares held by such stockholder immediately before the effective time of the Reverse Stock Split as no fractional shares will be issued. The beneficial ownership percentage of shares of our Common Stock held by our executive officers and directors and the beneficial ownership percentage of the stockholders who will continue to hold our Common Stock after the Reverse Stock Split, may, however,  increase or decrease as a result of such purchases, sales and other transfer of shares of our Common Stock by our stockholders prior to the effective time of the Reverse Stock Split, and depending on the number of shares that are actually Cashed-Out in the Reverse Stock Split.

As of September 30, 2016, approximately 513,276 shares of our Common Stock, or approximately 21.5% of the issued and outstanding shares of Common Stock on such date, were held, directly or indirectly, by Mr. Shustek, our chief executive officer and chairperson of the board. Upon the effectiveness of the Reverse Stock Split, the aggregate number of shares of our Common Stock owned directly or indirectly by Mr. Shustek may increase to approximately 25.5% as a result of the reduction of the number of shares of our Common Stock outstanding.  No other director or officer of the Company owns any share of our Common Stock as of the date hereof.  The table below reflects the pre-Reverse Stock Split and an estimate of the post-Reverse Stock Split ownership of our current executive officers and directors:

Name(1)	Title	Common Stock Pre-Reverse Stock Split(2)	Percentage of Class(3)	Common Stock Post-Reverse Stock Split	Percentage of Class(4)
Michael V. Shustek (5)	Chairman & CEO	513,276	21.5%	513	25.5%
Edwin H. Bentzen IV	CFO	0	0	0	0
Michael J. Whiteaker	Vice President of Regulatory Affairs	0	0%	0	0%
Donovan Jacobs	Director	0	0%	0	0%
Daryl C. Idler, Jr.	Independent Director	0	0%	0	0%
Roland M. Sansone	Independent Director	0	0%	0	0%
All Directors and Executive Officers as a group (6 persons)		513,276	21.5%	513	25.5%
_____________________
(1)	The address of each of the beneficial owners listed above is c/o Vestin Realty Mortgage II, Inc., 8880 W. Sunset Road, Suite 200 Las Vegas, NV 89118
(2)	The Common Stock information is calculated based on 2,384,179 shares of our total outstanding Common Stock as of September 30, 2016.
(3)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(4)	The percentage calculation is based the assumption that 2,013 shares of our Common Stock will remain outstanding after the Reverse Stock Split.
(5)
Mr. Shustek is the Manager of Vestin Mortgage. Mr. Shustek holds, directly or indirectly, 513,276 shares of our Common Stock, representing approximately 21.5% of our outstanding Common Stock (based upon 2,384,179 shares of Common Stock outstanding at September 30, 2016).  Mr. Shustek directly owns 458,001 shares of our Common Stock (totaling 19.2%) and indirectly owns and has economic benefit of 23,175 shares of our Common Stock (totaling 0.97%) through his ownership of Vestin Mortgage.  Mr. Shustek has economic benefit of and shares voting and dispositive power of 18,774 shares of our Common Stock (totaling 0.79%) owned by his spouse, of which 6,327 shares were acquired by her prior to their marriage. Mr. Shustek indirectly holds 13,326  shares of our Common Stock (totaling 0.56%), which represents Mr. Shustek's  9.9% proportionate interest in the shares of Vestin Realty Mortgage I, Inc., which owns 134,270 shares of the Company.

As a result of the Reverse Stock Split, Mr. Shustek's interest in the Company's net book value and net earnings (losses) will increase to the extent of the increase in his percentage ownership in the Company as a result of a reduction in the number of shares of Common Stock after the Reverse Stock Split.  The Company's net book value, calculated as total assets minus total liabilities, was approximately $17,491,000 and $6,862,000 at December 31, 2015 and September 30, 2016, respectively, and the Company had net losses of approximately $18,006,000 and $3,846,000 for the year ended December 31, 2015 and nine months ended September 30, 2016.

•	Assuming Mr. Shustek owned 21.5% of the outstanding shares throughout 2015 and 2016:

o
Mr. Shustek's interest in the Company's net book value as of December 31, 2015 and September 30, 2016, would have been approximately $3,760,565 and $1,475,330, respectively, or 21.5% of the total net book value as of December 31, 2015 and September 30, 2016; and

o
Mr. Shustek's interest in the Company's net losses as of December 31, 2015 and September 30, 2016, would have been approximately $3,871,290 and $826,890, respectively, or 21.5% of the total net losses as of December 31, 2015 and September 30, 2016.

•	Assuming the Reverse Stock Split is consummated and Mr. Shustek's percentage ownership in the Company increases to 25.5% from 21.5% as noted above:

o
Mr. Shustek's interest in the Company's net book value as of December 31, 2015 and September 30, 2016, on a pro forma basis, after giving effect to the Reverse Stock Split as of such dates, would have been approximately $4,460,2055 and $1,749,810, respectively, or 25.5% of the total net book value as of December 31, 2015 and September 30, 2016; and

o
Mr. Shustek's interest in the Company's net losses as of December 31, 2015 and September 30, 2016, on a pro forma basis, after giving effect to the Reverse Stock Split as of such dates, would have been approximately $4,591,530 and $980,730, respectively, or 25.5% of the total net losses as of December 31, 2015 and September 30, 2016.

Additionally, directors, executive officers and 10% stockholders and their affiliates will be relieved of certain SEC reporting requirements and "short-swing profit" trading provisions under Section 16 of the Exchange Act, and public disclosure of information regarding their compensation and stock ownership will no longer be required. The Company after deregistration would also no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to directors or executive officers.

We do not have any agreement, arrangement or understanding, whether written or unwritten, with any of our affiliates pursuant to which we are obligated to pay to any affiliate compensation, whether present, deferred or contingent, that is based on, or otherwise relates to, the Reverse Stock Split.  All of our officers and directors will continue in such capacity after the Reverse Stock Split.

To the extent known by the Company, each executive officer or director of the Company that is entitled to vote at the Annual Meeting intends to vote for the Reverse Stock Split. No executive officer or director of the Company will be entitled to the Cash-Out Payment, except for payment for any fractional shares that may result from the Reverse Stock Split.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the Reverse Stock Split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the Reverse Stock Split, for a minimum Cash-Out Payment of $2.70 per share.  The minimum Cash-Out Payment is equal to the average per-share closing price of the Common Stock on NASDAQ for the ten consecutive trading days ending on the last trading day prior to September 15, 2016.  September 15, 2016 is the date of the first public disclosure of the Reverse Stock Split proposal in the form of the initial filing of this proxy statement with the SEC.

Notwithstanding the foregoing, if the Closing Trading Price is greater than $2.70, then the Cash-Out Payment will be equal to the fraction to which the stockholder would otherwise be entitled multiplied by the Closing Trading Price.  The Closing Trading Price is the average per-share closing price of the Common Stock on NASDAQ for the ten consecutive trading days ending on the last trading day prior to the Effective Date.

No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period between the Effective Date and the date payment is made for their fractional shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment as described herein. This cash payment merely represents a mechanical rounding off of the fractions in the exchange.

As a result of the Reverse Stock Split, stockholders who hold less than 1,000 shares of Common Stock will no longer be stockholders of the Company on a post-split basis. In other words, any holder of 999 or fewer shares of Common Stock prior to the effectiveness of the Reverse Stock Split would only be entitled to receive cash for the fractional share of Common Stock such stockholder would hold on a post-split basis. The actual number of stockholders that will be eliminated will depend on the actual number of stockholders holding less than 1,000 shares of Common Stock on the Effective Date. Reducing the number of post-split stockholders is the purpose of the Reverse Stock Split.

If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold Common Stock after the Reverse Stock Split, you may do so by taking either of the following actions far enough in advance so that it is completed before the Reverse Stock Split is effected:

•
purchase a sufficient number of shares of Common Stock so that you would hold at least 1,000 shares of Common Stock in your account prior to the implementation of the Reverse Stock Split that would entitle you to receive at least one share of Common Stock on a post-split basis; or

•
if applicable, consolidate your accounts so that you hold at least 1,000 shares of Common Stock in one account prior to the Reverse Stock Split that would entitle you to at least one share of Common Stock on a post-split basis. Common stock held in registered form (that is, shares held by you in your own name on the Company's share register maintained by its transfer agent) and Common Stock held in "street name" (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the Reverse Stock Split. In addition, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the Reverse Stock Split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Advantages of the Reverse Stock Split

Cost Savings

The costs of being a public reporting company are significant and have increased over the years, including as a result of compliance with the internal control assessment and audit requirements of Section 404 and other requirements imparted by Sarbanes-Oxley Act and the Dodd-Frank Act, and are expected to continue to increase in the near future.

Legislation such as Sarbanes-Oxley Act and the Dodd-Frank Act will continue to have the effect of increasing the compliance burdens and potential liabilities of being a public reporting company. It will increase audit fees and other costs of compliance, such as outside securities legal counsel fees, as well as outside director fees and large insurance premiums to cover potential liability faced by our officers and directors. We also incur substantial indirect costs as a result of, among other things, our management's time expended to prepare and review our public filings.

The Board believes that by deregistering our shares of Common Stock and suspending our periodic reporting obligations we will realize annual cost savings of approximately $160,000. These estimated annual cost savings reflect, among other things: (i) a reduction in audit, legal and other fees required for publicly held companies, (ii) the elimination of various internal costs associated with filing periodic reports with the SEC, and (iii) the reduction or elimination of various clerical and other expenses associated with being a public company. The cost savings figures set forth above are only estimates. The actual savings we realize from the transaction may be higher or lower than such estimates, but the savings will continue annually. Estimates of the annual savings to be realized are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that are reflected in our financial records and (ii) the allocation to each category of management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our public reporting company status. In some instances, management's cost saving expectations were based on information provided or upon verifiable assumptions.  The Board has reviewed an analysis prepared by management on the cost saving expectations if the Company were to cease being a reporting company. The analysis was also reviewed by independent accountants, but the independent accountants did not render any opinion or other written report in connection with its review of the cost savings analysis.

Limited Liquidity of Common Stock

The Board further believes that the perceived benefits of remaining a public company is outweighed by the costs, particularly in light of the limited public trading value, liquidity and analyst coverage of the Common Stock.  The Common Stock is traded on NASDAQ under the symbol "VRTB".  As of September 30, 2016, the Company has outstanding 2,384,179 shares of Common Stock.  Over the last nine-month period ending September 30, 2016, the average NASDAQ daily trading volume of the Common Stock was approximately 3,393 shares, or less than 0.15% of the total outstanding shares as of September 30, 2016.  The Company also is not aware of any analyst coverage of the Common Stock.

Additional Potential Management Resources Arising From Reduced Disclosure Obligations

Another main benefit is that the proposed Reverse Stock Split would free management and staff time to focus on long-term business objectives as well as internal financial reporting and analytics to support those objectives.  Additional benefits and advantages would also include greater confidentiality of strategic and competitively sensitive information. Our management will also be able to focus on long-term growth without undue emphasis on short-term financial results that is often expected of SEC reporting companies.

Opportunity for Cashed Out Stockholders to Sell Their Holdings at Current Market Trading Price Without Brokerage Fees or Commissions

The Reverse Stock Split provides an opportunity for Cashed Out Stockholders to sell their holdings without brokerage fees or commissions or other transaction costs at a minimum amount equal to $2.70.

The Board believes the minimum Cash-Out Payment of $2.70 is fair to the stockholders as it is equal to the 10-day average trading price of our common stock ending on the last trading day prior to our initial public announcement of the Reverse Stock Split. The Board also considered the fact that the minimum Cash-Out Payment of $2.70 exceeds $2.53, which is the average price paid per share for our stock repurchases during the nine months ended September 30, 2016, and falls within the quarterly highest sales prices of our common stock through the end of 2016, as shown in the tables below.

Notwithstanding the foregoing, if the average per-share closing price of the Common Stock for the ten consecutive trading days ending on the last trading day prior to the Effective Date is greater than $2.70, then the Cash-Out Payment will be calculated based on the Closing Trading Price instead of $2.70. The Board is unable to predict whether the Closing Trading Price will be in excess of $2.70 per share, but if there is an increase in the stock price, the Board believes any the increase is reflective of the stock market's support of the Reverse Stock Split.  The Board believes stockholders whose shares are being cashed out in the Reverse Stock Split should benefit from any such price increase.  For a further discussion on the Board's determination regarding the fairness of the Cash-Out Payment, please see the section entitled "Fairness of the Reverse Stock Split" below.

In addition, stockholders with less than 1,000 pre-split shares could buy additional shares, at a relatively low cost per share, to get to 1,000 by the Record Date and thereby avoid cash-out if they prefer. Similarly, shareholders with slightly more than 1,000 pre-split shares could sell some shares to get under the 1,000 share level if they prefer.

Disadvantages of the Reverse Stock Split

Holders of less than 1,000 shares of record will be required to give up their shares and accept cash consideration.

The Reverse Stock Split of 1-for-1,000 will force stockholders who own less than 1,000 shares of record to be cashed out for the Cash-Out Payment. Other than acquiring more shares of stock before the Effective Date, stockholders may only vote against the proposed Reverse Stock Split, but if the Reverse Stock Split proposal is approved and implemented, stockholders who own less than 1,000 shares of record will be required to sell for the Cash-Out Payment.

Substantial or Complete Reduction of Public Sale Opportunities for our Stockholders

Following the transaction, we anticipate that the market for shares of our Common Stock will be even less active and may be eliminated altogether. Our stockholders may no longer have the option of selling their Common Stock in a public market. While shares may be quoted in the Pink Sheets, any such market for our Common Stock may be highly illiquid after the suspension of our periodic reporting obligations.

Loss of Certain Publicly Available Information

Upon terminating the registration of our Common Stock under the Exchange Act, our duty to file periodic reports with the SEC will be suspended. The information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated our registration. Upon the suspension of our duty to file reports with the SEC, investors seeking information about us may have to contact us directly to request such information. We cannot assure you that we will provide the requested information to an investor. While the Board acknowledges the circumstances in which such termination of publicly available information may be disadvantageous to some of our stockholders, the Board believes that the overall benefit to the Company of no longer being a public reporting company substantially outweighs the disadvantages.

If the Company is no longer subject to certain liability provisions of the Exchange Act, including those associated with officer certifications required by Sarbanes-Oxley, stockholders will find that the information provided to them is more limited and that their recourse for alleged false or misleading statements is also more limited.  If the shares are traded on the Pink Sheets, the Company will submit quarterly unaudited financial statements of the Company with the Pink Sheets in accordance with the Pink Sheets requirements, although such information is generally not publicly available.

Possible Significant Decline in the Value and Liquidity of the Common Stock

The market price of our Common Stock is based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. In many cases, both the total market capitalization of a company and the market price of a share of such company's Common Stock following a Reverse Stock Split are lower than they were before the Reverse Stock Split.

Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split, as well as the increase in the stock price triggered by the Reverse Stock Split.

The Company estimates that if the Reverse Stock Split is approved and implemented, the total number of shares of outstanding Common Stock in pre-split terms would be approximately 2,087,000 (a reduction of approximately 457,771 pre-split shares or 18.0% of the pre-split total shares outstanding) and the approximate number of record shareholders is anticipated to be approximately 291. This would represent an anticipated reduction of approximately 1,453 pre-split record shareholders out of the approximately 1,744 shareholders of record as of the Record Date.

Based on the closing price of a share of Common Stock on the minimum Cash-Out Payment of $2.70 per share, a 1-for-1,000 Reverse Stock Split is expected to result in split-adjusted per share Common Stock price of $2,700.  This high per share stock price could further limit the market for the Common Stock after the Reverse Stock Split.

The decreased liquidity of the Common Stock, coupled with an absence of publicly available information, may further decrease the value of the shares owned by continuing stockholders.

Inability to Participate in any Future Increases in Value of our Common Stock

Cashed Out Stockholders will have no further financial interest in the Company, and therefore will not have the opportunity to participate in any potential appreciation in the value of our shares, including without limitation, an increase in profitability of the Company. The Board believes that the Reverse Stock Split is nonetheless fair to our unaffiliated stockholders, because those stockholders are being cashed out at a fair price for their shares.

Alternatives Considered

The Board considered alternative transactions to reduce the number of shareholders but concluded ultimately that the proposed Reverse Stock Split was the best method and was in the best interests of the Company and its stockholders.

The Board considered issuer purchases, e.g., by tender offer, but concluded that the Company did not have sufficient resources to effectuate such purchases at the level that would reduce record shareholders to below 300. The Board also considered the possibility that an existing shareholder might undertake a possible tender offer but concluded that no shareholder had expressed interest in undertaking such a transaction.

The Board also considered doing nothing, or maintaining the status quo. The Board concluded, however, that this alternative would not allow the Company to achieve the significant potential benefits of completing the Reverse Stock Split and deregistering the Company's common shares so the Company would no longer be an SEC-reporting company.  The Board concluded that maintaining the status quo would result in the Company continuing to be burden by the costs and expenses of remaining a public company without enjoying the benefits traditionally associated with public reporting company status.

The Board unanimously agreed that the significant costs of operating as a reporting company warranted deregistering the Common Stock under the Exchange Act and that the most viable method to achieve that deregistration was a reverse stock split. The Board also agreed that the historically limited trading activity of the Company's Common Stock supported the conclusion that it was in the Company's best interest to effectuate a Reverse Stock Split and deregistration.

Fairness of the Reverse Stock Split

The Board has fully reviewed and considered the terms, purpose, alternatives and effects of the Reverse Stock Split, and has unanimously determined (without the vote of Mr. Shustek, the only affiliated director on the Board) that the transaction is in our best interests and is substantively and procedurally fair to the unaffiliated stockholders.

Mr. Shustek, as President, Chief Executive Officer and a Director of the Company, and as an individual, adopted the conclusions of the Board and believes that the transaction is substantively and procedurally fair to unaffiliated security holders. Mr. Shustek also considered the purposes, alternatives and fairness of the Reverse Stock Split in determining how to vote his shares. Mr. Shustek intends to vote his shares in favor of the Reverse Stock Split.

The Reverse Stock Split does not require the approval of a majority of our unaffiliated stockholders. Despite the foregoing, the Board believes that the Reverse Stock split is substantively and procedurally fair to each differently-impacted group of stockholders – those unaffiliated stockholders who will be cashed-out and those affiliated and unaffiliated stockholders who will be Continuing Stockholders. The Board bases its opinion on:

•	the requirement that the proposal receive a majority vote of the shares represented, in person or by proxy, at the Annual Meeting,

•
the calculation of the Cash-Out Payment, pursuant to which stockholders are provided with the benefit of receiving the greater of (i) $2.70, which is the 10-day average market price ending on the last trading day prior to the first public disclosure of the Reverse Stock Split proposal, or (ii) the 10-day average market price ending on the last trading day prior the Effective Date, and

•
the possibility, although not the assurance, that the unaffiliated stockholders may be able to change their status from Cashed Out Stockholder to Continuing Stockholder (or vice versa) as they see fit.

In addition, Continuing Stockholders have the advantage of continuing as stockholders in a company that will not be subject to the costs associated with being a public company. These savings should decrease our ongoing expenses.

The Board believes the minimum Cash-Out Payment of $2.70 is fair to our stockholders as it is equal to the 10-day average trading price of our Common Stock ending on the last trading day prior to our initial public announcement of the Reverse Stock Split. The Board also considered the fact that the minimum Cash-Out Payment of $2.70:

•	exceeds $2.53, which is the average price paid per share for our stock repurchases during the nine months ended September 30, 2016,

•	exceeds $1.97, which the closing price of our Common Stock on August 15, 2015, the last full trading day prior to the Board approving the Reverse Stock Split, and

•	is within the range of the highest sales price for our common stock on NASDAQ during the first, second, third and fourth quarters of 2016, or $2.32, $2.97, $3.75 and $3.00, respectively.

The Board also notes that the Cash-Out Payment will be calculated based on the Closing Trading Price, which is the average closing price during the 10 trading days prior to the Effective Date, rather than the minimum Cash-Out Payment of $2.70 if the Closing Trading Price is in excess of $2.70 per share. The Board is unable to predict whether the Closing Trading Price prior to the Effective Time will be in excess of $2.70 per share, particularly in light of the limited trading in the Common Stock and the potential volatility in the stock price as a result of such limited trading. However, if there is an increase in the stock price, the Board believes such increase is likely reflective of the stock market's support of the Reverse Stock Split. The Board believes stockholders whose shares are being cashed out in the Reverse Stock Split therefore should benefit from any such price increase.

The Board considered the net book value per share of our common stock in relation to the minimum Cash-Out Payment of $2.70.  The net book value per share of our common stock was equal to approximately $3.97 and $2.88, as of June 30, 2016 and September 30, 2016, respectively.  Net book value is defined generally as total assets minus total liabilities.  While the Board considered the relationship of market value to net book value in its deliberations, the Board does not view net book value alone to be a material indicator of the fair value of our common stock but rather indicative of historical costs. The Board notes that net book value does not take into account our future prospects, market conditions, trends in the industry in which we conduct our business or the business risks inherent in competing with other companies in the same industry.  The Board further notes that net book value does not state all assets and liabilities at market value, nor does it take into account the other considerations that might be part of a transaction between a willing buyer and a willing seller.

The Board did not seek to establish, and did not consider, a going concern valuation because the Board determined that the costs associated with engaging an independent financial advisor to assist the Board in analyzing and providing an accurate estimate of our going concern value exceeded the anticipated benefits of such analysis.  In addition, the Board believes that the market value determined by the public trading market reflected any value attributable to the Company as a going concern.

The Board further views the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the fairness of the Cash-Out Payment because the Board considers the Company to be a viable going concern business. There is no present intention of liquidating the Company. Further, the Reverse Stock Split will only result in the termination of an equity interest by those stockholders who has holdings are reduced to fractional shares as a result of the Reverse Stock Split.  A liquidation process would also involve additional legal fees, costs of sale and other expenses that would reduce any amounts that stockholders might receive upon liquidation. In addition, the Board believes that the value of the Company's assets that might be realized in liquidation may be substantially less than its going concern value. Given the other factors considered by the Board as described in this Proxy Statement, the Board did not pursue a liquidation value approach.

The Board considered the stock repurchases discussed in the section "Purchases of Equity Securities by the Issuer and Affiliated Purchasers."  The Board believes the minimum Cash-Out Price of $2.70 is fair in consideration of the fact that the minimum Cash-Out Price represents a premium to the average price paid of $2.53 per share for our most recent stock repurchases during the nine months ended September 30, 2016.  The Board, however, did not consider such prices to be a significant material factor in its fairness evaluation because these purchase prices generally reflected the market value of our Common Stock or the prevailing trading prices of our common stock in the open market, as of the time of repurchase, and therefore do not reflect the occurrence of any events that may impact the value of our Common Stock after the time of repurchase.

The Board did not have the benefit of any firm offers made within the past two years regarding the merger or consolidation of the Company with or into any other company, the sale or other transfer of all or a substantial portion of the assets of the Company or a purchase of the Company's Common Stock that would enable the purchaser to exercise control of the Company to consider as part of its deliberations.

In evaluating the fairness of the Reverse Stock Split with respect to the unaffiliated stockholders in particular, the Board also noted that the transaction would not differentiate among stockholders on the basis of affiliate status. The sole determining factor in whether a stockholder will become a Cashed Out Stockholder or a Continuing Stockholder as a result of the Reverse Stock Split is the number of shares held by such stockholder immediately before the Effective Date as no fractional shares will be issued.

Furthermore, although stockholders with less than 1,000 shares of our common stock will be cashed out mandatorily if the Reverse Stock Split is approved, the Board considered that this potentially coercive impact of the transaction is minimized by the ability of stockholders with less than 1,000 pre-split shares to buy additional shares, at a relatively low cost per share, to get to 1,000 by the Record Date and thereby avoid cash-out if they prefer.

The Board considered but ultimately concluded that the Board did not need to form a separate committee or otherwise appoint a separate independent representative to evaluate the procedural and substantive fairness of the Reverse Stock Split. The Board noted that it is currently composed of four members, three of whom are independent directors. One of the independent directors is a practicing lawyer; all of the independent directors have expertise in real estate.  The Board concluded that it, as a whole, is in a position to evaluate the fairness of the Reverse Stock Split without the need to appoint a separate committee of independent directors.  The Board approved the Reverse Stock Split unanimously, without the vote of Mr. Shustek, the only affiliated director.

The proposed Reverse Stock Split does not require the separate approval of shareholders unaffiliated with the Company. The Board concluded that the interests of unaffiliated shareholders were sufficiently represented at the Board level as the Board is comprised of four directors, three of whom are independent and disinterested directors. The Board also concluded that there is no direct conflict between Mr. Shustek and the unaffiliated stockholders with respect to the Reverse Stock Split that would warrant requiring the approval of the Reverse Stock Split by a majority of the unaffiliated stockholders.

In reaching this conclusion, the Board noted that Mr. Shustek is not treated any differently from any other stockholder who owns at least 1,000 shares.  Moreover, the Board noted that, while stockholders owning less than 1,000 shares may be cashed out, such shareholders could, for a relatively small sum acquire additional shares if they are interested in remaining as shareholders of the Company.  For example, a shareholder owning 700 shares could increase his or her ownership to 1000 shares for the relatively modest sum of approximately $750 based on current market prices.    The Board also noted that the Reverse Stock Split would not have a material impact on Mr. Shustek's percentage ownership in the Company, which is anticipated to increase to 21.5% from 25.5% as a result of the reduction in the number of shares of Common Stock outstanding following the Reverse Stock Split. The Board concluded, based upon the foregoing, and upon advice of its counsel, that separate approval of stockholders unaffiliated with the Company is not required.

The Board also considered the advantages and disadvantages of the Reverse Stock Split discussed in the sections "Advantages of the Reverse Stock Split,"  "Disadvantages of the Reverse Stock Split" and "Alternatives Considered" in reaching its conclusion as to the substantive and procedural fairness of the Reverse Stock Split to our unaffiliated stockholders. The Board did not assign specific weight to each advantage and disadvantage in a formulaic fashion. However, the Board noted in their analysis that the Company historically had limited trading activity and coupled with the relatively large costs associated with remaining a public company supported the conclusion that the Company needed to effectuate a Reverse Stock Split.

We have not made any special provision in connection with the Reverse Stock Split to grant stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board determined that these steps were not necessary to ensure the fairness of the Reverse Stock Split. In particular, the Board determined that such steps would be costly, time consuming and would not provide any meaningful additional benefits. Additionally, the Board believes that this Proxy Statement, together with our other filings with the SEC, provide adequate information for our stockholders to make an informed decision with respect to the Reverse Stock Split.

The Board did not request or rely on a fairness opinion on behalf of unaffiliated shareholders or potential Cashed-Out Shareholders. The potential costs of such an opinion were considered to be quite substantial compared to any potential value of such an opinion.  In addition, the Board took into account the following additional factors in not requesting or relying on a fairness opinion.  The Board approved a cash-out price that is based on the market value of the Common Stock, as reported on NASDAQ. Furthermore, in calculating the Cash-Out Payment, the Board noted that stockholders are provided with the benefit of receiving the greater of the 10-day average market price ending on the last trading day prior to (i) the first public disclosure of the Reverse Stock Split proposal or (ii) the Effective Date. In addition, shareholders who are potential Cashed-Out Shareholders would have the opportunity to buy more shares before the split so as to avoid being Cashed-Out Shareholders immediately before the effective date of such split. Similarly, shareholders who hold somewhat more than 1,000 shares before the proposed split and would like to become Cashed-Out Shareholders could do so simply by selling enough of their shares so that they would have less than 1,000 shares immediately before such split.

Exchange of Stock Certificates

As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Stock Split has been effected. The Company's transfer agent will act as "exchange agent" for purposes of implementing the exchange of stock certificates. If any of your shares are held in certificated form (that is, you do not hold all of your shares electronically in book-entry form), you will receive a letter of transmittal from the Company's exchange agent as soon as practicable after the Effective Date, which will contain instructions on how to obtain post-split shares. You must complete, execute and submit to the exchange agent the letter of transmittal in accordance with its instructions and surrender your stock certificate(s) formerly representing shares of stock prior to the Reverse Stock Split (or an affidavit of lost stock certificate containing an indemnification of the Company for claims related to such lost stock certificate). Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares of Common Stock either as stock certificates (including legends, if appropriate) or electronically in book-entry form, as determined by the Company. This means that, instead of receiving a new stock certificate, you may receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to payment in lieu of any fractional share interest, payment will be made as described above under the heading "Treatment of Fractional Shares." No direct registration statements, new stock certificates or payments in lieu of fractional shares will be issued to a stockholder until such stockholder has properly completed and executed a letter of transmittal and surrendered such stockholder's outstanding certificate(s) to the exchange agent. If you hold any or all of your shares electronically in book-entry form, please see the section below under the heading "Effect on Registered Book-Entry Holders."

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Effect on Beneficial Owners

Stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split than those that would be put in place by the Company for registered stockholders that hold such shares directly, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or nominee.

Effect on Registered Book-Entry Holders

The Company's registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•
If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•
If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Company's transfer agent completes the aggregation and sale described above in "Treatment of Fractional Shares." By signing and cashing this check, you will warrant that you owned the shares for which you receive a cash payment.

Accounting Consequences

The par value per share of the Common Stock would remain unchanged at $0.0001 per share after the Reverse Stock Split. As a result, on the Effective Date, the par value per share on the Company's balance sheet attributable to the Common Stock will be reduced proportionally from its present amount, and the additional paid in capital account shall be credited with the amount by which the par value per share is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Stockholders are not entitled to appraisal rights under Maryland law with respect to the proposed amendment to the Charter to effect the Reverse Stock Split. The Board did not consider the presence or lack of appraisal rights to be a material factor in its consideration and approval of the Reverse Stock Split.

Cost/Source of Funds and Expenses

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of the Notice, the Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders.  The Company will use the services of Broadridge in connection with this proxy solicitation. The estimated fees paid by the Company to Broadridge will be approximately $10,000.

Copies of solicitation materials will be furnished to brokers, banks, or other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  The original solicitation of proxies by internet may be supplemented by a solicitation by telephone, mail or other means by directors, officers or employees of the Company or of Vestin Mortgage.  No additional compensation will be paid to these individuals or to Vestin Mortgage for any such services.  Except as described above, the Company does not presently intend to solicit proxies other than by Internet and through the use of direct solicitation by mail and/or telephone.

Based on estimates of the record ownership of shares of the Common Stock, the number of shares outstanding and other information as of September 30, 2016 and assuming that approximately 457,771 shares are cashed out, we estimate that the total funds required to consummate the  Reverse Stock Split will be at least $1,420,000, of which approximately $1,240,000 will be used to pay the consideration to stockholders entitled to receive cash for their shares of our Common Stock (based on the minimum Cash-Out Payment) and $180,000 will be used to pay the costs of the Reverse Stock Split, as follows:

Expense	Estimated Amount
Purchase of Fractional Shares	$1,240,000
Additional accounting fees	$20,000
Legal fees and expenses	$150,000
Mailing costs	$1,000
Printing	$2,000
Transfer Agent Fees	$7,000
TOTAL:	$1,420,000

The Company plans to pay out all the costs of the Reverse Stock Split from the Company's available cash resources.

Market Information

The Common Stock is traded on the NASDAQ Global Select Market under the symbol VRTB and began trading on May 1, 2006.  The price per share of Common Stock presented below represents the highest and lowest sales price for our Common Stock on the NASDAQ Global Select Market.

2014	High	Low

First Quarter	$7.40	$5.00
Second Quarter	$6.33	$3.82
Third Quarter	$6.37	$4.20
Fourth Quarter	$5.25	$3.00

2015	High	Low

First Quarter	$4.82	$2.76
Second Quarter	$5.35	$3.28
Third Quarter	$3.87	$3.05
Fourth Quarter	$3.47	$2.45

2016	High	Low

First Quarter	$2.32	$0.96
Second Quarter	$2.97	$1.29
Third Quarter	$3.75	$1.63
Fourth Quarter	$3.00	$1.97

There have been no public offerings of the Company's Common Stock in the past three year.  To the Company's knowledge, no affiliate of the Company has engaged in a transaction in the Common Stock in the past 60 days.

Dividend Policy

During June 2008, the Board decided to suspend the payment of dividends.  No dividends were declared during the years ended December 31, 2015 or December 31, 2014.  The Company has no present intention to declare or pay dividends in the foreseeable future. Future dividends, if any, will be determined by the Board.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

On March 21, 2007, the Board authorized the repurchase of up to $10 million worth in the Common Stock. On November 17, 2014, the Board authorized the repurchase of an additional $500,000 in the Common Stock.  Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions.  We are not obligated to purchase any shares.  Subject to applicable securities laws, including SEC rule 10b-18, repurchases may be made at such times and in such amounts, as our management deems appropriate.  The share repurchase program may be discontinued or terminated at any time and we have not established a date for completion of the share repurchase program.  The repurchases will be funded from our available cash.

We record our treasury stock using the cost method.  Under the Maryland General Corporation Law, shares of its own stock acquired by a corporation constitute authorized but unissued shares.

The following is a summary of our stock acquisitions during the years ended December 31, 2014 and December 31, 2015 and the nine months ended September 30, 2016:

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
January 1 – January 31, 2014	--	$--	--	$191,773
February 1 – February 28, 2014	--	--	--	191,773
March 1 – March 31, 2014	--	--	--	191,773
April 1 – April 30, 2014	--	--	--	191,773
May 1 – May 31, 2014	--	--	--	191,773
June 1 – June 30, 2014	20,750	5.15	20,750	171,023
July 1 – July 31, 2014	13,064	5.04	13,064	157,959
August 1 – August 31, 2014	29,660	4.68	29,660	128,299
September 1 – September 30, 2014	20,169	5.57	20,169	108,130
October 1 – October 31, 2014	--	--	--	608,130
November 1 – November 30, 2014	14,472	5.07	14,472	534,789
December 1 – December 31, 2014	27,594	5.05	27,594	395,615
Total	125,709	$5.07	125,706	$395,615

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
January 1 – January 31, 2015	--	$--	--	$395,615
February 1 – February 28, 2015	--	--	--	395,615
March 1 – March 31, 2015	--	--	--	395,615
April 1 – April 30, 2015	--	--	--	395,615
May 1 – May 31, 2015	23,425	3.89	23,425	304,641
June 1 – June 30, 2015	45,224	4.94	45,224	81,487
July 1 – July 31, 2015	--	--	--	81,487
August 1 – August 31, 2015	--	--	--	81,487
September 1 – September 30, 2015	--	--	--	81,487
October 1 – October 31, 2015	--	--	--	81,487
November 1 – November 30, 2015	--	--	--	81,487
December 1 – December 31, 2015	--	--	--	81,487
Total	68,649	$4.58	68,649	$81,487

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
January 1 – January 31, 2016	--	$--	--	$395,615
February 1 – February 28, 2016	--	--	--	395,615
March 1 – March 31, 2016	--	--	--	395,615
April 1 – April 30, 2016	--	--	--	395,615
May 1 – May 31, 2016	--	--	--	395,615
June 1 – June 30, 2016	22,795	2.40	22,795	341,048
July 1 – July 31,2016	--	--	--	341,048
August 1 – August 31, 2016	29,765	2.30	29,765	272,613
September 1 – September 30, 2016	25,635	2.92	25,635	197,945
Total as of September 30, 2016	78,195	$2.53	78,195	$197,945

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. Further, this discussion does not address any state, local or non-U.S. tax consequences of the Reverse Stock Split. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the Reverse Stock Split. This discussion does not address the tax consequences to stockholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, partnerships (or entities treated as partnerships for U.S. federal income tax purposes), stockholders who are not U.S. holders (as defined herein), stockholders who hold their shares as "qualified small business stock" or "Section 1244" stock, broker-dealers and tax-exempt entities. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as a "capital asset," as defined in Section 1221 of the Code.

As used herein, the term "U.S. holder" means a holder that is, for U.S. federal income tax purposes:

•    an individual who is a citizen or resident of the United States;
•    a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
•    an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•    a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more "U.S. persons" (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Tax Consequences to U.S. Holders Not Receiving Cash in the Reverse Stock Split

The Reverse Stock Split is expected to be treated as a form of reorganization defined in Section 368(a)(1)(E) of the Code as a recapitalization. A U.S. holder that does not receive any cash in the Reverse Stock Split generally should not recognize any gain or loss with respect to the Reverse Stock Split for U.S. federal income tax purposes, and generally should have the same adjusted tax basis and holding period in such holder's post-split shares of Common Stock as such holder had immediately prior to the Reverse Stock Split.

Tax Consequences to U.S. Holders Receiving Only Cash in the Reverse Stock Split

In general, the receipt of cash by a U.S. holder instead of a fractional share will be a taxable transaction to such holder for U.S. federal income tax purposes. Under the stock redemption rules of Section 302 of the Code (referred to herein as the "Section 302 tests"), a U.S. holder's exchange of pre-split shares of common stock for cash in the Reverse Stock Split generally should be treated as a "sale or exchange" of such shares if the exchange (1) results in a "complete termination" of such holder's interest in the Company, (2) is "substantially disproportionate" with respect to such holder or (3) is "not essentially equivalent to a dividend" with respect to the such holder. Each of the Section 302 tests is described in more detail below. In determining whether any of the Section 302 tests is satisfied, a U.S. holder must take into account both common stock actually owned by such holder and any common stock considered as owned by such holder by reason of certain constructive ownership rules in the Code. Under these rules, a U.S. holder generally will be considered to own common stock which such holder has the right to acquire pursuant to the exercise of an option or warrant or by conversion or exchange of a security. A U.S. holder generally will also be considered to own common stock that is owned (and, in some cases, constructively owned) by some members of such holder's family and by some entities (such as corporations, partnerships, trusts and estates) in which such holder, a member of such holder's family or a related entity has an interest.

If any of the Section 302 tests is satisfied with respect to a U.S. holder, and an exchange of common stock for cash is therefore treated as a sale or exchange for U.S. federal income tax purposes, such holder generally should recognize gain or loss equal to the difference between the amount of cash received by such holder and such holder's adjusted basis in the common stock exchanged in the Reverse Stock Split. Gain or loss must be calculated separately with respect to each share of common stock exchanged in the Reverse Stock Split.

Any gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder's holding period is greater than one year as of the Effective Date.

Conversely, if none of the Section 302 tests is satisfied with respect to a U.S. holder, such holder generally should be treated as having received a distribution from the Company an amount equal to the cash received by such holder in the Reverse Stock Split. The amount of a distribution received by a U.S. holder will be treated as a dividend to the extent of such holder's share of the Company's current and accumulated earnings and profits. To the extent that the amount of a distribution received by a U.S. holder with respect to the Reverse Stock Split exceeds such holder's share of current and accumulated earnings and profits, the excess generally should be treated as a tax-free return of capital to the extent of such holder's adjusted tax basis in the common stock exchanged in the Reverse Stock Split and any remainder generally should be treated as capital gain from the sale or exchange of the common stock. Dividends received by individuals will generally be taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.

Section 302 Tests

A U.S. holder's exchange of common stock for cash in the Reverse Stock Split must satisfy one of the following tests to be treated as a sale or exchange for U.S. federal income tax purposes:

Complete Termination. A U.S. holder's exchange of common stock for cash in the Reverse Stock Split generally will result in a "complete termination" of such holder's interest in us if, in connection with the Reverse Stock Split, either (i) all of the common stock actually and constructively owned by such holder is exchanged for cash, or (ii) all of the shares of common stock actually owned by such holder is exchanged for cash, and, with respect to constructively owned shares of common stock, such holder is eligible to waive (and effectively waives) constructive ownership of all such common stock under procedures described in Section 302(c) of the Code.

Substantially Disproportionate Redemption. A U.S. holder's exchange of common stock for cash in the Reverse Stock Split generally will be "substantially disproportionate" with respect to such holder if, among other things, immediately after the exchange (i.e., treating all common stock exchanged for cash in the Reverse Stock Split as no longer outstanding), (i) such holder's percentage ownership of voting stock is less than 80% of such holder's percentage ownership of voting stock immediately before the exchange (i.e., treating all common stock exchanged for cash in the Reverse Stock Split as outstanding), and (ii) such holder owns less than 50% of the total combined voting power of all classes of stock entitled to vote. For purposes of these percentage ownership tests, a holder will be considered as owning common stock owned directly as well as indirectly through application of the constructive ownership rules described above.

Not Essentially Equivalent to a Dividend. In order for a U.S. holder's exchange of common stock for cash in the Reverse Stock Split to qualify as "not essentially equivalent to a dividend", such holder must experience a "meaningful reduction" in its proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules described above. Whether a U.S. holder's exchange of common stock pursuant to the Reverse Stock Split will result in a "meaningful reduction" of such holder's proportionate interest will depend on such holder's particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, a holder of less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a "meaningful reduction."

Tax Consequences to U.S. Holders Receiving Both Stock and Cash in the Reverse Stock Split

The Reverse Stock Split is expected to be treated as a form of reorganization defined in Section 368(a)(1)(E) of the Code as a recapitalization. Under Section 354 of the Code, generally no gain or loss will be recognized if stock in a corporation that is a party to a reorganization is exchanged solely for stock. Under Code Section 356, if Section 354 would apply but for the fact that the property received consists not only of stock but other property such as money, then gain must be recognized in an amount not in excess of the non-stock consideration received. A loss may not be recognized. The gain or loss is generally measured share by share, and depends upon the holder's basis in each share. If the distribution of "boot" has the effect of a distribution of a dividend, then the gain is treated as a dividend. To determine whether the gain is to be treated as a dividend, the stockholder hypothetically first assumes he received stock equal to the amount of "boot" received. Then the stockholder is hypothetically deemed to cause that stock to be redeemed.

The hypothetical redemption is tested under the three Section 302 tests described above. For those holders whose percentage interest in the Company is enhanced or not materially diminished, the gain will be treated as a dividend. For those holders whose interest is substantially diminished under the Section 302 tests, the gain is treated as arising out of a sale of stock. The basis in the stock received is the same as the adjusted tax basis the holder had immediately prior to the Reverse Stock Split decreased by the amount of money received and increased by the amount treated as either gain or a dividend. Where in a reorganization one share is received in exchange for more than one share, the basis in the shares surrendered must be allocated to the basis in the shares received. The holding period is to be the same as the holding period the holder had immediately prior to the Reverse Stock Split.

It is also possible based on certain administrative guidance that U.S. holders who receive both stock and cash in the Reverse Stock Split may be treated as if they received all stock in the tax-free reorganization and then redeemed the fractional shares in a separate redemption transaction.  However, we believe that the tax treatment outlined in the immediately preceding paragraph is more likely to apply to the Company's Reverse Stock Split.

Based on Treasury Regulation Section 1.301-1(l), it is possible, even though the Reverse Stock Split is viewed as a reorganization, for the cash received to be viewed as a dividend independent of the reorganization followed by or preceded by the exchange of stock for stock in a tax-free reorganization. Each stockholder is urged to consult its own tax advisor as to the application of these rules to such stockholder under its particular circumstances.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting with respect to any cash received in exchange for a fractional share interest in a new share in the Reverse Stock Split. U.S. holders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (e.g., by submitting a properly completed IRS Form W-9 or an applicable IRS Form W-8) may also be subject to backup withholding at a rate of 28%. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the U.S. holder's U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Vote Required

The affirmative vote from holders of a majority of the outstanding shares of Common Stock as of the Record Date is required for the approval of the Reverse Stock Split under Proposal No. 1.  Unless marked to the contrary, proxies received will be voted FOR approval of a 1-for-1,000 Reverse Stock Split. In each case where a majority of votes entitled to be cast is required to approve a proposal (including under Proposal No. 1), abstentions and broker non-votes will have the same effect as votes against the proposal,

Recommendation of the Board

 The Board unanimously recommends that the stockholders vote FOR the Reverse Stock Split under Proposal No. 1.

PROPOSAL NO. 2

ELECTION OF DIRECTORS

General

The Board is authorized to have up to 15 directors, as established by the Board pursuant to the Company's Bylaws ("Bylaws").  Since the formation of the Company, the Company's Board has consisted of five directors, but currently has four directors.  In accordance with the Company's charter and Bylaws, the Board is divided into three classes, class I, class II and class III, with each class serving staggered three-year terms.  The members of the classes are divided as follows:

●	The class I director is Daryl C. Idler, Jr., whose term will expire at the 2016 Annual Meeting of Stockholders;
●	The class II director is Roland Sansone, whose terms will expire at the 2017 Annual Meeting of Stockholders; and
●	The class III directors are Donovan Jacobs and Michael V. Shustek, whose terms will expire at the 2018 Annual Meeting of Stockholders.

Our Board has nominated Daryl C. Idler, Jr. for election as a director to serve for a three-year term and until a successor is duly elected and qualify.  Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy, or, if no direction is made, FOR the election of Mr. Idler.

Mr. Idler has agreed to serve if elected until the new term expires at our 2019 Annual Meeting of Stockholders, and we have no reason to believe that he will be unavailable to serve.  If he is unable to serve or for good cause declines to serve as a director at the time of the 2016 Annual Meeting, the proxy holders will have discretionary authority to vote for a nominee designated by the present Board to fill the vacancy or the Board may choose to reduce the size of the Board.

Certain information about Mr. Idler is set forth below.

Name	Age	Director Since	Position

Daryl C. Idler, Jr., (1)	71	2016	Director

(1)	Member of the Audit Committee (chair), Compensation Committee, Nominating Committee.

Daryl C. Idler, Jr. has been a director of the Company since February 19, 2016.  He has been President and Managing General Partner of Premier Golf Properties, LP, dba Cottonwood Golf Club in Rancho San Diego, California, since 2002 and a director of VRM I from January 2008 until he resigned in November 2013. From 2000 to 2002, Mr. Idler was Executive Vice President and General Counsel to Global Axcess Corp. (GAXC). From 1973 to 2000, Mr. Idler practiced corporate and real estate law in California, including both transactional aspects and litigation.

Mr. Idler has significant experience with real estate related transactions. In 2001, Mr. Idler served as President and Managing Partner of the entity that acquired approximately 300 acres in San Diego County, home to the Cottonwood Golf Club, a 36-hole golf course and related facility. In 2005, Mr. Idler was involved in the acquisition of the neighboring historic Ivanhoe Ranch, comprised of 160 acres. During the past 14 years, Mr. Idler has been in charge of all aspects of the golf operations at the Cottonwood Golf Club, including acquisition and financing and real estate developments at the golf course.  Most recently he has directed the commencement of processing entitlements for 1272 active adult/age restricted units, to be followed by entitlement of 180 single family units, construction of a new clubhouse, restoration of riverine habitat and creation of a 100+ acre wetland mitigation bank, and upon conclusion, the reduction of the operating golf facility from 36 holes to 18 holes.  In addition, Mr. Idler is in the process of pursuing 100-120 estate-size home sites, stables, open space and vineyards at Ivanhoe Ranch.

For the biographies on our current directors not standing for re-election, Roland M. Sansone, Donovan Jacobs, and Michael V. Shustek, please see the section entitled "Management—Directors and Executive Officers" beginning on page 31.

Vote Required

The nominee receiving the highest number of affirmative votes cast in the election of the directors will be elected as director. Abstentions and votes withheld and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but will have no effect on the result of the vote.

Recommendation of the Board

Our Board unanimously recommends that the stockholders vote FOR the election of Mr. Idler.

CORPORATE GOVERNANCE

Board of Directors

Our Board currently consists of four directors who are divided into three classes.  Directors are elected to serve a three-year term.  The authorized number of directors may be changed only by resolution of the Board.  Any additional directors resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.  This classification of our Board may have the effect of delaying or preventing changes in our control or management.  Our directors will hold office until their successors have been elected and qualify or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of at least a majority of our outstanding stock entitled to vote on the election of directors.

During fiscal year 2015, our Board held five meetings, the Audit Committee of our Board (the "Audit Committee") held four meetings, the Nominating Committee of our Board (the "Nominating Committee") held no meetings and the Compensation Committee of our Board (the "Compensation Committee") held no meetings.   All of our directors attended 100% of the Board meetings and applicable standing committee meetings held in fiscal year 2015.  Directors are encouraged to attend annual meetings of our stockholders.  Mr. Shustek attended in person and the other three then-current directors attended by teleconference.

In compliance with NASDAQ listing requirements, a majority of our directors must be individuals who meet the independence standards set forth in the applicable rules of the NASDAQ Stock Market.  We use the definition of independence set forth in the NASDAQ listing standards, and the interpretations thereof to determine if a candidate qualifies as an independent director.  Our Nominating Committee reviews each director and each candidate to determine whether the individual meets the requisite standard of independence.  In addition, members of the Audit Committee must meet the independence standards set forth in Section 10A (m) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder.  Our Nominating Committee has evaluated each of our directors and has determined that (i) each director except for Mr. Shustek meets the independence requirements of the NASDAQ listing standards and (ii) each member of our Audit Committee meets the independence requirements of Section 10A(m) of the Exchange Act and the rules thereunder.

The process for stockholder communications with the Board is as follows:  stockholders wishing to communicate with the Board should send their correspondence to 8880 W. Sunset Road, Suite 200, Las Vegas, Nevada 89148.  Such correspondence shall be directed to Mr. Jacobs unless the correspondent directs that the letter be delivered to another director.  Stockholders may mark such communications "Confidential" and all such letters will be delivered unopened to the designated addressee.

Board Leadership

Michael V. Shustek serves as our Chief Executive Officer and as the Chairman of our Board.  Mr. Shustek was the founder of our Company and has served as its Chief Executive Officer, and Chairman since inception.  Our Board believes that Mr. Shustek is best situated to serve as Chairman of the Board because he is the director most familiar with our business and loan portfolio and is therefore best positioned to lead Board discussions relating to strategic priorities and opportunities.  In this regard, the Board noted Mr. Shustek's extensive experience in secured real estate lending and his familiarity with our assets and operations.  The Board believes that under these circumstances, the combined role of Chief Executive Officer and Chairman promotes effective strategy development and execution.

We have not appointed a lead independent director, viewing this position as unnecessary given the small size of our Board.  However, Mr. Jacobs  generally chairs executive sessions of our independent directors.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews and assesses information regarding the Company's credit, liquidity and operations, including the risks associated with each. The Board works closely with management to: (i) identify and evaluate risks; (ii) ensure the Company's risk management policies are consistent with its business strategy; and (iii) assess strategies for mitigating potential risks.  The Nominating Committee manages risks associated with the structure and composition of the Board. The Audit Committee oversees management of financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to compensation paid to our Manager, Vestin Mortgage. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through relevant committee reports about such risks. The Board's role in risk oversight had no effect on the Board's leadership structure.

Board Committees

Our Board has appointed an Audit Committee, a Nominating Committee, a Compensation Committee, and a Special Committee.

Audit Committee
Daryl C. Idler, Jr. (Chairman)
Donovan Jacobs
Roland M. Sansone

Compensation Committee
Donovan Jacobs (Chairman)
Roland M. Sansone
Daryl C. Idler, Jr.

Nominating Committee
Roland M. Sansone (Chairman)
Donovan Jacobs
Daryl C. Idler, Jr.

Audit committee – The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company's independent accountants.  In addition, the Audit Committee reviews with the Company's management and its independent accountants financial information that will be provided to stockholders and others, the systems of internal controls that management and our Board have established and our audit and financial reporting processes.  The Audit Committee operates under a written Audit Committee Charter adopted by our Board, which is available at http://www.vestinrealtymortgage2.com/VRT_About/CommitteeCharters.aspx.  Our Audit Committee met four times in connection with the audit of our 2015 financial statements.  Our Audit Committee oversees our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements.  This committee's responsibilities include, among other things:

● Selecting and hiring our independent auditors;

●	Evaluating the qualifications, independence and performance of our independent auditors;

●	Approving the audit and non-audit services to be performed by our independent auditors;

●	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

●	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; and

●	Reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations.

Our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.  Our Audit Committee currently consists of Mr. Idler (chair), Mr. Jacobs and Mr. Sansone.  Our Board has determined that each of these directors meets the independence standards for audit committee members, including under the NASDAQ listing standards, and that Mr. Idler is an audit committee "financial expert" under the federal securities laws.

Nominating Committee – Our Nominating Committee was formed to assist our Board by identifying individuals qualified to become directors.  Each member of our Nominating Committee is independent under NASDAQ listing standards.  During fiscal year 2015 the Nominating Committee, which consisted of Mr. Sansone (chair), Mr. Jacobs and Mr. Fredrick Leavitt (who resigned from Board on February 19, 2016), held no meetings.

The Nominating  Committee  operates under a charter adopted by our Board, which is available at http://www.vestinrealtymortgage2.com/VRT_About/CommitteeCharters.aspx.  Responsibilities of the Nominating Committee include, among other things:

●	Evaluating the composition, size, operations and governance of our Board and making recommendations regarding future planning and the election of directors;

●	Evaluating the independence of our directors and candidates for election to the Board; and

●	Evaluating and recommending candidates for election to our Board.

In evaluating candidates, the Nominating Committee will consider an individual's business and professional experience, the potential contributions he or she could make to our Board and his or her familiarity with our business.  The Nominating Committee will consider candidates recommended by our directors, members of our management team and third parties.  The Nominating Committee will also consider candidates suggested by our stockholders.  We do not have a formal process established for this purpose.  We believe that it is not necessary to have a formal policy for stockholder nominations since the Nominating Committee evaluates all candidates in the same manner, regardless of the source of recommendation.  There were no stockholder nominations received for this year's Annual Meeting.

We do not have a formal diversity policy with respect to the composition of our Board.  However, the Nominating Committee, in seeking to ensure that the Board is composed of directors whose diverse backgrounds, experience and expertise will provide the Board with a range of perspectives on matters coming before the Board, considers diversity in connection with the nomination of a director.  The Nominating Committee monitors diversity on a case-by-case basis.

Stockholders are encouraged to contact the Chair of the Nominating Committee if they wish the Committee to consider a proposed candidate.  Stockholders should submit the names of any candidates in writing, together with background information about the candidate to:

Mr. Roland Sansone,
Chair of the Nominating Committee
Vestin Realty Mortgage II
8880 W. Sunset Road, Suite 200
Las Vegas, NV 89118

Stockholders wishing to directly nominate candidates for election to the Board must provide timely notice in accordance with the requirements of our current Bylaws, as outlined in this Proxy Statement under the heading "Future Stockholder Proposals" on page 5.

Compensation Committee – Our Compensation Committee operates under a charter adopted by our Board, which is available at http://www.vestinrealtymortgage2.com/VRT_About/CommitteeCharters.aspx.  Our Compensation Committee was established to assist our Board relating to compensation of the Company's directors and its sole manager, Vestin Mortgage, and to produce as may be required an annual report on executive officer compensation.  Each member of our Compensation Committee is independent under NASDAQ listing standards. During fiscal year 2015 the Compensation Committee, which consisted of Mr. Jacobs (chair), Mr. Sansone and Mr. Leavitt and held no meetings.

Our Compensation Committee has absolute discretion in evaluating and determining director compensation.  While our Manager, through its Chief Executive Officer and managing member, Mr. Shustek (who is also our Chief Executive Officer), may provide recommendations as to director compensation, it is in the Compensation Committee's absolute discretion as to whether or not to adopt such recommendations.

Subject to applicable provisions of our Bylaws and the Management Agreement, the Compensation Committee is responsible for reviewing and approving compensation paid by us to our Manager.  As we do not pay any compensation to our executive officers, the Compensation Committee has not produced a report on executive compensation.

Our Board may establish other committees to facilitate the management of our business.

Director Compensation

We pay our non-employee directors $500 for each board meeting attended in person or by telephone conference and $500 for each committee meeting attended in person or by telephone conference.  Non-employee directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and committees of the Board.

Employee directors do not receive any compensation for serving as members of our Board or any committee of our Board.

Director Compensation in Fiscal 2015

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)(1)	Total ($)
Michael V. Shustek	--	--	--	--	--	--	--
Donovan Jacobs	$5,000	--	--	--	--	--	$5,000
Roland M. Sansone	$5,000	--	--	--	--	--	$5,000
Fredrick J. Leavitt(2)	$5,000	--	--	--	--	--	$5,000

(1)	Amount represents reimbursement of travel and other expenses incurred by directors to attend various director meetings.
(2)	On February 19, 2016, the Board accepted the resignation of Fredrick Leavitt as a director.

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees of our Manager.  The Code of Business Conduct and Ethics may be found on our web site at http://www.vestinrealtymortgage2.com/VRT_About/Documents/CodeOfEthics.pdf.

MANAGEMENT

We are managed on a day-to-day basis by Vestin Mortgage, LLC, a company majority-owned by Michael V. Shustek. As used herein, as context provides, "management" means our Manager, and its executive officers.

Directors and Executive Officers

The following table sets forth the names, ages as of September 30, 2016 and positions of the individuals who serve as our directors and executive officers:

Name	Age	Title

Michael V. Shustek	57	President, Chief Executive Officer, Secretary and Chairman of the Board
Edwin H. Bentzen IV	40	Chief Financial Officer
Donovan Jacobs (1)	60	Director
Daryl C. Idler, Jr. (1)	72	Director
Roland M. Sansone(1)	61	Director

(1)	Member of the Audit Committee, Nominating Committee and, Compensation Committee.

The following table sets forth the names, ages as of September 30, 2016 and positions of individuals who serve as directors, executive officers and significant employees of Vestin Mortgage (our manager)  and other specified affiliates:

Name	Age	Title

Michael V. Shustek	57	President, Chief Executive Officer, and Chairman
Edwin H. Bentzen IV	40	Chief Financial Officer of Vestin Mortgage
Michael J. Whiteaker	66	Vice President of Regulatory Affairs

Executive Officers of the Company and certain officers and directors of Vestin Mortgage (our Manager), which is majority-owned by Mr. Shustek, and our affiliates.

Michael V. Shustek has been a director of our manager, Vestin Mortgage, LLC, and Chairman of the board of directors, Chief Executive Officer and a director of Vestin Group since April 1999 and a Director and CEO of us and Vestin Realty Mortgage I, Inc. ("VRM I") since January 2006. In February 2004, Mr. Shustek became the President of Vestin Group. Mr. Shustek also serves on the loan committee of Vestin Mortgage, LLC, and its affiliates. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Mortgage, LLC. In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors.

In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada's history. Mr. Shustek has co-authored two books, entitled "Trust Deed Investments," on the topic of private mortgage lending, and "If I Can Do It, So Can You." Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas. Mr. Shustek is also Chairman of our Board of Directors As VRM II's founder and CEO, Mr. Shustek is highly knowledgeable with regard to VRM II's business operations and loan portfolio. In addition, his participation on the Board of Directors is essential to ensure efficient communication between the Board and management.

Edwin H. Bentzen IV was appointed as our Chief Financial Officer (CFO) effective June 14, 2016.  In addition, Mr. Bentzen was appointed as the Chief Financial Officer of VRM I.  From August 2013, Mr. Bentzen was the Chief Financial Officer of Western Funding, Inc. a subsidiary of Westlake Financial Services, a company that specializes in sub-prime auto financing.  From January, 2013 to August, 2013, Mr. Bentzen was the Assistant Vice President of Finance for Western Funding and from October, 2010 through January, 2013, he was the corporate controller of Western Funding. Prior to his experience at Western Funding, Mr. Bentzen served in the capacity of Financial Analyst from January 2006 to April 2007 and then as corporate controller from April 2007 to October 2010 of the Company and VRM I. Mr. Bentzen received his BS in Hotel Administration from the University of Nevada Las Vegas in 1999 and his Masters of Science in Accountancy from the University of Nevada Las Vegas in 2007.

Michael J. Whiteaker has been Vice President of Regulatory Affairs since May 1999.  Mr. Whiteaker served with the State of Nevada, Financial Institution Division from 1982 to 1999 as its Supervisory Examiner, responsible for the financial and regulatory compliance audits of all financial institutions in Nevada.  From 1973 to 1982, Mr. Whiteaker was Assistant Vice President of Nevada National Bank, responsible for a variety of matters, including loan review.  Mr. Whiteaker has previously served on the Nevada Association of Mortgage Brokers, Legislative Committee and is a past member of the State of Nevada, Mortgage Advisory Council.

Directors of the Company

Roland M. Sansone was a director for Vestin Group from December 2004 to December 2005.  He has been a member of our board of directors since January 2006 and was a director for VRM I from January 2006 until he resigned in January 2008.  In addition, he has served as President of Sansone Development, Inc. since 2002.  Sansone Development, Inc. is a real estate development company.  Mr. Sansone has been self-employed as a Manager and developer of real estate since 1980.  Mr. Sansone is currently the president of several companies that develop, own and manage commercial and residential property.  Mr. Sansone attended Mt. San Antonio College.  Mr. Sansone has extensive experience and familiarity with real estate markets that is invaluable to our Board's oversight of our lending operations.

Donovan J. Jacobs was an employee of Vestin Group from 2000 to 2004 and from September 2005 to October 2006 and has been a member of our board since he was appointed in December 2013.  At Vestin Group, he was responsible for opening and managing three Vestin Mortgage branch offices.  He is also a director of VRM I since 2008.  Since 1992, Mr. Jacobs has been practicing law in San Diego, California where he represents police officers in both administrative and civil actions.  Mr. Jacobs is a retired San Diego Police Officer, where he served for 13 years.  Mr. Jacobs holds a lifetime teaching credential from the State of California and has taught law and police science at Miramar College, Southwestern College and Central Texas College.  Mr. Jacobs has authored two books on narcotics investigations, "Street Crime Investigations" and "Street Cop."  Mr. Jacobs received his Bachelor's Degree from San Diego State and his Juris Doctor from Thomas Jefferson School of Law.  Mr. Jacobs was admitted to the California Bar in 1992.  Mr. Jacobs's legal knowledge, and his familiarity with the business and legal communities in California, provide an important perspective as the Board addresses issues related to the management of our loan portfolio and REO.

Michael V. Shustek  has been a director of our manager, Vestin Mortgage, LLC, and Chairman of the board of directors, Chief Executive Officer and a director of Vestin Group since April 1999 and a Director and CEO of us and Vestin Realty Mortgage I, Inc. ("VRM I") since January 2006. In February 2004, Mr. Shustek became the President of Vestin Group. Mr. Shustek also serves on the loan committee of Vestin Mortgage, LLC, and its affiliates. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Mortgage, LLC.

In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors. In 2012, Mr. Shustek became a Director and the CEO of MVP REIT, Inc.

In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada's history. Mr. Shustek has co-authored two books, entitled "Trust Deed Investments," on the topic of private mortgage lending, and "If I Can Do It, So Can You." Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas. Mr. Shustek is also the Chairman of our Board of Directors. As VRM II's founder and CEO, Mr. Shustek is highly knowledgeable with regard to VRM I's business operations and loan portfolio. In addition, his participation on the Board of Directors is essential to ensure efficient communication between the Board and management.

For the biography of our current director standing for re-election, Mr. Idler, please see the section entitled "Proposal No. 2, Election of Directors."

Relationships Among Executive Officers and Directors

Our executive officers are elected by our Board on an annual basis and serve until their successors have been duly elected and qualify.  There are no family relationships among any of our directors or executive officers or director nominees.

Involvement in Certain Legal Proceedings

The SEC conducted an investigation of certain matters related to us, Vestin Mortgage, Vestin Capital, Inc. ("Vestin Capital"), VRM I and Vestin Fund III, LLC ("Fund III").   On September 27, 2006, the investigation was resolved through the entry of an Administrative Order by the SEC (the "Order").  Vestin Mortgage and its Chief Executive Officer, Michael Shustek, (who is also our President, Secretary, Chief Executive Officer, and Chairman) and Vestin Capital (collectively, the "Respondents"), consented to the entry of the Order without admitting or denying the findings therein.

In the Order, the SEC found that the Respondents violated Section 17(a)(2) and (a)(3) of the Securities Act of 1933, as amended, through the use of certain slide presentations in connection with the sale of units in Fund III and in our predecessor, Vestin Fund II, LLC ("Fund II").  The Respondents consented to the entry of a cease and desist order, the payment by Mr. Shustek of a fine of $100,000 and Mr. Shustek's suspension from association with any broker or dealer for a period of six months, which expired in March 2007.  In addition, the Respondents agreed to implement certain undertakings with respect to future sales of securities.  We were not a party to the Order.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own beneficially more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC.  Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms and amendments that they file.  Based solely on our review of the copies of such reports received by us, and written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities timely filed all reports required under Section 16(a) of the Exchange Act for our fiscal year 2015.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

We have not paid, and do not currently intend to pay, any cash or equity compensation to any of our officers and we do not currently intend to adopt any policies with respect thereto. Accordingly, we have not included a summary compensation table or an outstanding equity awards table in this Proxy Statement.  Moreover, we have no employment agreement with any of our executive officers, no arrangement that provides for the payment of retirement benefits, and we do not have in place any change-in-control arrangements with any person.

We have engaged Vestin Mortgage as our sole Manager pursuant to the terms of the Management Agreement. The fees that we pay to our Manager are one of the sources of funds such party may use to compensate our Chief Executive Officer and President.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of September 30, 2016 by:

●	Each director;

●	Our executive officers;

●	All executive officers and directors as a group; and

●	Each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of our Common Stock.

Unless otherwise noted, the percentage ownership is calculated based on 2,384,179 shares of Common Stock outstanding at September 30, 2016

Security Ownership of Certain Beneficial Owners
		Common Shares Beneficially Owned
Beneficial Owner	Address	Number	Percent

Michael V. Shustek(1)	8880 W Sunset Road, Suite 200 Las Vegas, NV 89148	513,276	21.5%
(1)
Mr. Shustek is the Manager of Vestin Mortgage. Mr. Shustek holds, directly or indirectly, 513,276 shares of our Common Stock, representing approximately 21.5% of our outstanding Common Stock (based upon 2,384,179 shares of Common Stock outstanding at September 30, 2016).  Mr. Shustek directly owns 458,001 shares of our Common Stock (totaling 19.2%) and indirectly owns and has economic benefit of 23,175 shares of our Common Stock (totaling 0.97%) through his ownership of Vestin Mortgage.  Mr. Shustek has economic benefit of and shares voting and dispositive power of 18,774 shares of our Common Stock (totaling 0.79%) owned by his spouse, of which 6,327 shares were acquired by her prior to their marriage. Mr. Shustek indirectly holds 13,326  shares of our Common Stock (totaling 0.56%), which represents Mr. Shustek's  9.9% proportionate interest in the shares of Vestin Realty Mortgage I, Inc., which owns 134,270 shares of the Company.

Security Ownership of Management
Common Shares Beneficially Owned
Beneficial Owner	Number	Percent

Michael V. Shustek (1)	513,276	21.5%
Edwin H. Bentzen IV	--	--
Donovan Jacobs	--	--
Daryl C. Idler, Jr.	--	--
Roland M. Sansone	--	--
All directors and executive officers as a group (5 persons)	513,276	21.5%

(1)
Mr. Shustek is the Manager of Vestin Mortgage. Mr. Shustek holds, directly or indirectly, 513,276 shares of our Common Stock, representing approximately 21.5% of our outstanding Common Stock (based upon 2,384,179 shares of Common Stock outstanding at September 30, 2016).  Mr. Shustek directly owns 458,001 shares of our Common Stock (totaling 19.2%) and indirectly owns and has economic benefit of 23,175 shares of our Common Stock (totaling 0.97%) through his ownership of Vestin Mortgage.  Mr. Shustek has economic benefit of and shares voting and dispositive power of 18,774 shares of our Common Stock (totaling 0.79%) owned by his spouse, of which 6,327 shares were acquired by her prior to their marriage. Mr. Shustek indirectly holds 13,326  shares of our Common Stock (totaling 0.56%), which represents Mr. Shustek's  9.9% proportionate interest in the shares of Vestin Realty Mortgage I, Inc., which owns 134,270 shares of the Company. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee (the "Audit Committee") of the Board of Vestin Realty Mortgage II, Inc. (the "Company") with respect to the Company's consolidated audited financial statements for the fiscal year ended December 31, 2015.  The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, or subject to Regulation 14A or 14C, other than as provided in this Item, or to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Review with Management

The Audit Committee has reviewed and discussed the Company's audited financial statements with management.

Review and Discussions with Independent Registered Public Accountants

The Audit Committee has discussed with RBSM, LLP, the Company's independent registered public accountants for the fiscal year ending December 31, 2015, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

The Audit Committee has also received written disclosures and the letter from RBSM, LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with audit committees concerning independence, and has discussed with RBSM, LLP, its independence from the Company for the fiscal year ending December 31, 2015.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board that the Company's audited financial statements be included in the Company's Annual Report filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Audit Committee of
the Board of Directors,

Daryl C. Idler, Jr., Chairman
Donovan Jacobs
Roland Sansone

NO INCORPORATION BY REFERENCE OR DEEMED FILING

Notwithstanding anything to the contrary set forth in any of our previous or future filings made under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the Audit Committee Report and the Audit Committee Charter referred to in this Proxy Statement are not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or any future filings made by us under those statutes.

TRANSACTIONS WITH RELATED PERSONS

Transactions with the Manager

Our manager is entitled to receive from us an annual management fee of up to 0.25% of our aggregate capital contributions received by us and Fund II from the sale of shares or membership units, paid monthly.  The amount of management fees paid to our manager for the year ended December 31, 2015 and 2014 were approximately $1.1 million, during each period.

As of December 31, 2015 and 2014, our manager owned 23,175 of our common shares, representing approximately 0.9% of our total outstanding Common Stock at the respective dates.

As of December 31, 2015 and 2014, we had receivables from our manager of approximately $20,000 related to consulting and accounting fees.

During September 2015, we and VRM I paid the manager approximately $0.3 million in fees, of which our portion was approximately $0.2 million, related to the investment in Delaware Statutory Trust.

Transactions with Other Related Parties

During the year ended December 31, 2015, the trading price for VRM I's common stock ranged from $1.02 to $5.87 per share.  At December 31, 2015, our manager evaluated the near-term prospects of VRM I in relation to the severity and duration of the unrealized loss.  Based on that evaluation and current market conditions, we have determined there was an other-than-temporary impairment on our investment in VRM I as of December 31, 2015, totaling approximately $0.3 million and recognized the impairment.  For the years ended December 31, 2015 and 2014, we recognized no dividend income from VRM I.

As of December 31, 2015 and 2014, VRM I owned 134,270 of our common shares, representing approximately 5.4% of our total outstanding Common Stock for both periods.

As of December 31, 2015, we had a receivable from VRM I of approximately $4,000.  As of December 31, 2014 we had a receivable from VRM I of approximately $30,000, primarily related to asset transfer and legal fees.

As of December 31, 2015, we owed Fund III approximately $1,000. As of December 31, 2014 we had a receivable from Fund III of approximately $4,000.

As of December 31, 2015 and 2014 we had a receivable from Vestin Mortgage of approximately $0.3 million and $0.1 million, respectively, related to payroll expenses paid by MVP Advisors.

As of December 31, 2015 and 2014, MVP Advisors owed VRM I approximately $4.5 million and $1.4 million, respectively.

As of December 31, 2015 and 2014, we owned a 60% interest in MVP Advisors, the advisor of MVP REIT and MVP REIT II, Inc.

MVP Advisors is entitled to receive a monthly asset management fee at an annual rate equal to 0.85% of the fair market value of (i) all assets then held by MVP REIT or (ii) MVP REIT's proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement, excluding (only for clause (ii)) debt financing obtained by MVP REIT or made available to MVP REIT. The fair market value of real property shall be based on annual "AS-IS", "WHERE-IS" appraisals, and the fair market value of real estate-related secured loans shall be equal to the face value of such loan, unless it is non-performing, in which case the fair market value shall be equal to the book value of such loan. The asset management fee will be reduced to 0.75% if MVP REIT is listed on a national securities exchange.  Asset management fees for the years ended December 31, 2015 and 2014 were approximately $0.5 million and $0.4 million, respectively.

MVP Advisors receives a monthly debt financing fee at an annual rate equal to 0.25% of the aggregate debt financing obtained by MVP REIT or made available to MVP REIT, such as mortgage debt, lines of credit, and other term indebtedness, including refinancing's.  In the case of a joint venture, MVP REIT pays this fee only on MVP REIT's pro rata share.  Debt financing fees for the years ended December 31, 2015 and 2014 were approximately $66,000, and $29,000, respectively.
MVP Advisors receives a 3% acquisition fee for all acquisition s of MVP REIT.  MVP Advisors received approximately $1.8 million in acquisition fee income from MVP REIT during the year ending December 31, 2015.

As of December 31, 2015 we have made loans of approximately $12.9 million to MVP Advisors, the manager of MVP REIT.  We believe MVP Advisors has the opportunity to generate fees for the services it will render to MVP REIT. However, such fees may not be significant in the near term as MVP REIT only recently commenced operations in December 2012, and over the next 12 months, there may be a diminution of our liquid assets.  If MVP REIT is unable to deploy the capital and operate its business successfully, then our return on our investment in MVP Advisor and the ability of MVP Advisor to repay our loans could be adversely impacted.  We have not forgiven the balance due from MVP Advisor; however the decision by MVP Advisor to forgive certain amounts creates additional uncertainty as to when we will be repaid the amounts loaned to MVP Advisor. Based on these uncertainties, we have determined to fully impair the balance of this investment and note receivable.

As consideration for the initial investment of $0.2 million MVP CP II received 8,000 shares of common stock in MVP REIT II.  As of December 31, 2015 we have made loans of approximately $1.1 million to MVP CP II.  Similar to our investments in MVP Advisors in connection with MVP REIT, the return on our investment in MVP CP II in connection with MVP REIT II, including the ability of MVP CP II to repay its loans, will likely depend upon the success of the pending public offering of MVP REIT II and the ability of MVP CP II and MVP Advisor to successfully deploy the offering proceeds.  Based on uncertainties regarding repayment, during the year ended December 31, 2015, we have determined to fully impair the entire balance of this loan.

From time to time, we may also jointly invest in real property or real estate loans with our affiliates, including VRM I and MVP REIT, Inc. These investments are described elsewhere in this report and incorporated herein by reference.

From time to time, we may also acquire or sell investments in real estate or in real estate loans from/to our manager or other related parties.  Pursuant to the terms of our Management Agreement, such acquisitions and sales are made without any mark up or mark down.  No gain or loss is recorded on these transactions, as it is not our intent to make a profit on the purchase or sale of such investments.  The purpose is generally to diversify our portfolio by syndicating loans and real estate investments, thereby providing us with additional capital to make additional loans and investments in real estate.

On November 25, 2014, Shustek Investments Inc., a company wholly owned by our CEO Mike Shustek, entered into a loan purchase contract with us to acquire a loan with a book value of approximately $2.4 million. The loan was originated during March 2009 with an original principal balance of $7.45 million earning interest at a rate of 11% per annum. The borrower made principal payments during the life of the loan; however, they also received extensions for the maturity of the note. As of the date of the loan purchase contract, the loan was extended through January 2015.  The purchase price of the loan was approximately $3.0 million, which includes the purchase of interest assigned to third parties. As additional consideration we may receive 50% of any amount collected in excess of the purchase price less any expenses incurred by Shustek Investments. After three years the 50% shall be reduced to 33%. This transaction resulted in a gain on sale of loan – related party totaling approximately $0.6 million for the year ended December 31, 2014.  During the quarter ended March 31, 2015, this loan was paid in full and we received approximately $1.6 million.

Accounting services

During the years ended December 31, 2015 and 2014, Strategix, an entity partially owned by Ms. Gress, the Company's Chief Financial Officer until June 13, 2015, received fees of approximately $237,000 and $135,000, respectively, for accounting services.

FORM 10-K

We have filed an Annual Report on Form 10-K for the year ended December 31, 2015 with the SEC.  We make available free of charge through http://www.vestinrealtymortgage2.com our Annual Reports on Form 10-K, including the financial statements and applicable financial statement schedules thereto, or by writing Michael V. Shustek, Chief Executive Officer, Vestin Realty Mortgage II, Inc., 8880 W Sunset Road, Suite 200, Las Vegas, Nevada 89148.

SUMMARY FINANCIAL INFORMATION

The following summary consolidated financial information was derived from, and should be read in conjunction with, the Company's audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and from the Company's unaudited consolidated financial statements and notes thereto included in the Company's Quarterly Report on Form 10-Q for the nine month period ended September 30, 2015, all of which are incorporated herein by reference.

	As of and for the Nine Months Ended September 30,	As of and for the Year Ended December 31,
	2016	2015	2014
	(Unaudited)

Assets
Cash and cash equivalents	$5,163,000	$4,228,000	7,541,000
Prepaid expenses	315,000	323,000	205,000
Prepaid expense - related party	--	--	91,000
Investment in marketable securities - related party	455,000	262,000	461,000
Interest and other receivables	163,000	42,000	3,000
Investment in MVP REIT II	327,000	200,000	--
Investments in Delaware Statutory Trusts	3,063,000	1,800,000	--
Notes receivable, net of allowance of $1,086,000, $1,099,000 and $6,543,000 at September 30, 2016, December 31, 2015 and December 31, 2014, respectively	--	--	--
Investment in real estate loans, net of allowance for loan losses of $2,450,000 at September 30, 2016, December 31, 2015 and December 31, 2014	5,447,000	2,161,000	5,187,000
Fixed assets, net of accumulated depreciation of $2,000, $1,000 and $0 at September 30, 2016, December 31, 2015 and December 31, 2014, respectively	18,000	21,000	--
Due from related parties	865,000	408,000	301,000
Assets held for sale	--	44,923,000	55,427,000
Total assets	$15,816,000	$54,368,000	$69,216,000

Liabilities
Accounts payable and accrued liabilities	$418,000	$928,000	$618,000
Note payable	84,000	--	23,000
Deferred gain on sale of assets held for sale	620,000	--	--
Due to related parties	7,832,000	5,265,000	1,437,000
Liabilities related to assets held for sale	--	30,684,000	31,056,000
Total liabilities	$8,954,000	$36,877,000	$33,134,000
Commitments and contingencies
Equity
Vestin Realty Mortgage II, Inc. stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	--	--	--
Treasury stock, at cost, 0 shares at September 30, 2016, December 31, 2015 and December 31, 2014	--	--	--
Common stock, $0.0001 par value; 100,000,000 shares authorized; 2,384,179, 2,472,089 and 2,578,420 shares issued and outstanding at September 30, 2016, December 31, 2015 and December 31, 2014, respectively.	--	--	--
Additional paid-in capital	266,241,000	266,576,000	267,081,000
Accumulated deficit	(256,843,000)	(252,997,000)	(238,165,000)
Accumulated other comprehensive income	317,000	--	--
Total Vestin Realty Mortgage II, Inc. stockholders' equity	9,715,000	13,579,000	28,916,000
Non-controlling interest	(2,853,000)	3,912,000	7,166,000
Total equity	6,862,000	17,491,000	36,082,000
Total liabilities and equity	$15,816,000	$54,368,000	$69,216,000

	As of and for the Year Ended December 31,
	2015	2014

Total revenues	$5,216,000	$2,116,000
Total operating expenses	13,724,000	7,843,000
Loss from operating expenses	(8,508,000)	(5,727,000)
Total other non-operating income (loss), net	(220,000)	1,837,000
Provision for income taxes	--	--
Loss from continuing operations	(8,728,000)	(3,890,000)
Total income (loss) from discontinued operations	(9,278,000)	3,240,000
Net Loss	(18,006,000)	(650,000)
Net loss attributable to common stockholders	(14,832,000)	(1,105,000)

Basic and diluted income (loss) per weighted average common share:
Continuing operations	$(3.44)	$(1.41)
Discontinued operations	(3.65)	1.21
Total basic and diluted loss per weighted average common share	(5.84)	(0.42)
Weighted average common shares outstanding	2,538,774	2,670,143

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,
	2016 (Unaudited)	2015 (Unaudited)	2016 (Unaudited)	2015 (Unaudited)

Total revenues	$1,264,000	$753,000	$3,490,000	$4,435,000
Total operating expenses	3,658,000	4,355,000	9,883,000	10,928,000
Loss from operating expenses	(2,394,000)	(3,602,000)	(6,393,000)	(6,493,000)
Total other non-operating income (loss), net	2,000	25,000	270,000	26,000
Provision for income taxes	--	--	--	--
Loss from continuing operations	(2,392,000)	(3,577,000)	(6,123,000)	(6,467,000)
Total income (loss) from discontinued operations	5,000	632,000	(184,000)	1,100,000
Net Loss	(2,387,000)	(2,945,000)	(6,307,000)	(5,367,000)
Net (loss) income attributable to non-controlling interest-related party	(851,000)	(1,351,000)	(2,461,000)	(2,768,000)
Net loss attributable to common stockholders	(1,536,000)	(1,594,000)	(3,846,000)	(2,599,000)

Basic and diluted income (loss) per weighted average common share:
Continuing operations	$(0.64)	$(0.85)	$(1.59)	$(1.35)
Discontinued operations	(0.00)	0.22	(0.00)	0.32
Total basic and diluted loss per weighted average common share	(0.43)	(0.65)	(0.95)	(0.39)
Weighted average common shares outstanding	2,408,804	2,494,011	2,414,872	2,537,533

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2016 (unaudited)	2015 (unaudited)	2015	2014

Net cash provided by (used in) operating activities	$(5,873,000)	$(4,433,000)	(5,565,000)	(4,711,000)
Net cash (used in) investing activities	11,376,000	3,383,000	3,437,000	3,337,000
Net cash provided by (used in) financing activities	(4,568,000)	(847,000)	(1,185,000)	1,216,000
Net Change cash	935,000	(1,897,000)	(3,313,000)	(122,000)
Cash, beginning of year/period	4,228,000	7,541,000	7,541,000	7,663,000
Cash, end of year/period	5,163,000	5,644,000	4,228,000	7,541,000

Ratio of Earnings to Fixed Charges:

	For The Nine Months Ended September 30,	For The Year Ended December 31,
	2016	2015	2014
Fixed charges:
Interest expense(1)	$391,000	$1,591,000	$857,000
Capitalized interest	$-	$-	$-
Portion of rental expense which represents interest factor	$-	$-	$-

Total Fixed charges	$391,000	$1,591,000	$857,000

Earnings available for fixed charges:
Pre-tax income (loss)	$(3,846,000)	$(14,832,000)	$(1,105,000)
Distributed equity income of affiliated companies	$-	$-	$-
Add: Fixed charges	$391,000	$1,591,000	$857,000
Less: Capitalized interest	$-	$-	$-
Less: Net (income) loss – noncontrolling interests	$2,461,000	$3,174,000	$(455,000)

Total Earnings available for fixed charges	$(994,000)	$(10,067,000)	$(703,000)

Ratio of earnings to fixed charges	(2.54)	(6.33)	(0.82)

(1)	For the periods listed above, interest expense was listed a part of Discontinued Operations, net, totaling $388,000, $1,588,000 and $854,000, respectively.

Per Share of Common Stock Data

	For The Nine Months Ended September 30,	For The Year Ended December 31,
	2016	2015	2014
Per Common Share Data:
Earnings—basic	$(1.59)	$(5.84)	$(0.42)
Earnings—diluted	$(1.59)	$(5.48)	$(0.42)
Book value (period end, excluding preferred stock and warrants)	$2.88	$6.78	$13.99
Number of common shares outstanding (period end)	2,384,179	2,472,089	2,578,420

OTHER MATTERS

Our Board knows of no other business that will be presented at the 2016 Annual Meeting.  If any other business is properly brought before the 2016 Annual Meeting, the proxy holders will vote your shares in their discretion.  Discretionary authority with respect to such other matters is granted by the authorization of a proxy to vote your shares.

It is important that the proxies be properly authorized so that your shares are represented at the Annual Meeting.  You are urged to promptly authorize a proxy to vote your shares using one of the methods described in this Proxy Statement.

By Order of the Board of Directors,

/s/ Michael V. Shustek
Michael V. Shustek
Chairman of the Board of Directors and Chief Executive Officer, President and Secretary

Dated: January 27, 2017
Las Vegas, Nevada

APPENDIX A

VESTIN REALTY MORTGAGE II, INC.

FORM OF ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

          FIRST:  The charter of Vestin Realty Mortgage II, Inc., a Maryland corporation (the "Corporation"), is hereby amended by deleting Section 6.1 of Article VI of the Articles of Incorporation in its entirety and replacing it with the following:

Section 6.1     Authorized Shares. The Corporation has authority to issue 100,000 shares of stock, consisting of 100,000 shares of Common Stock, $.0001 par value per share ("Common Stock") and 1,000,000 shares of Preferred Stock, $.0001 par value per share (the "Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $10.01. The Preferred Stock shall be designated and shall be issued solely for purposes of the Rights Agreement by and between the Corporation and StockTrans Inc. To the extent permitted by the MGCL, the Board of Directors, without any action by the stockholders of the Corporation, may amend these Articles from time to time to increase or decrease the aggregate number of shares of common stock or the number of shares of common stock of any class or series that the Corporation has authority to issue. The Board of Directors may not amend these Articles to increase the aggregate number of shares of preferred stock or to reclassify shares of common stock into preferred stock without the affirmative vote of a majority of all votes of the stockholders of the Corporation entitled to be cast.

          SECOND:  Immediately upon the acceptance of these Articles of Amendment for record (the "Effective Time") with the State Department of Assessments and Taxation of Maryland ("SDAT"), every 1,000 shares of Common Stock, $.0001 par value per share, of the Corporation, which were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Common Stock, $.0001 par value per share (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation's transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder's old stock certificates, in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the greater of:

(i) $2.70, which is the average per-share closing price of the Common Stock on NASDAQ for the ten (10) consecutive trading days ending on the last trading day prior to the date of the first public disclosure of the Reverse Stock Split proposal in the form of the initial filing of this proxy statement with the SEC; and

(ii) the average per-share closing price of the Common Stock on NASDAQ for the ten (10) consecutive trading days ending on the last trading day prior to the Effective Date (the greater of (i) or (ii), the "Cash-Out Payment").

At the Effective Time, any right, option, warrant or other contract right to purchase, at a certain exercise price per share or security, any number of shares of Common stock, $.0001 par value per share, of the Corporation or any security convertible into such Common Stock, $.0001 par value per share, shall without further action become an equivalent right, option, warrant or other contract right to purchase, at 1,000 times such exercise price per share or security, 1/1,000 of such number of shares of Common Stock, $.0001 par value per share, of the Corporation.

          THIRD:  The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

          FOURTH:  The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this ____ day of_______, 2017.

ATTEST: By: Name: Title: Secretary	VESTIN REALTY MORTGAGE II, INC. By: Name: Title: President	(SEAL)

VESTIN REALTY MORTGAGE II, INC.
PROXY

Annual Meeting of Stockholders, March 9, 2017

This Proxy is Solicited on Behalf of the Board of Directors of
VESTIN REALTY MORTGAGE II, INC.

The undersigned stockholder of Vestin Realty Mortgage II, Inc., a Maryland corporation (the "Company"), hereby revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held March 9, 2017 and the accompanying Proxy Statement, the terms of which are incorporated by reference, and appoints Michael V. Shustek  as the Proxy of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Company that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at Venable LLP, 750 E. Pratt Street, Suite 900, Baltimore, Maryland 21202 on March 9, 2017 at 10:00 a.m. Eastern Time (the "Annual Meeting"), and at any adjournment or postponement thereof and to otherwise represent the undersigned at the Annual Meeting, with the same force and effect as the undersigned might or could do if personally present thereat.  The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.  The undersigned revokes any proxy heretofore given with respect to the Annual Meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR AND "FOR" EACH OF THE OTHER LISTED PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect one director of the Company to serve until the 2019 Annual Meeting of Stockholders and until a successor is duly elected and qualified.		2. To approve an amendment to the Company's Charter to effect a 1-for-1,000 reverse stock split of the Company's common stock	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES FOR	WITHOLD AUTHORITY
3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters that may properly come before the meeting or any adjournment or postponement thereof.
This proxy, when properly executed, will be voted as specified above.  If no specification is made, this Proxy will be voted "FOR" the election of each director listed at left and "FOR" the other listed proposals.
WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

Daryl C. Idler, Jr. □ □
Please print the name(s) appearing on each share certificate(s) over which you have voting authority: _ Please check here if you plan to attend the meeting. ☐

To change your address on your account, please check the box at the right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder         Date:      Signature of Stockholder      Date:
Note:  This proxy must be signed exactly as the name appears hereon.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.